  As filed with the Securities and Exchange Commission on June 23, 2000

                                                Registration No. 333-33920
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              ------------------

                            AMENDMENT NO. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              ------------------
                                INTRINSIX CORP.
            (Exact name of registrant as specified in its charter)

                              ------------------
      Massachusetts                  3674                04-2891898
     (State or Other
     Jurisdiction of
    Incorporation or
      Organization)
           (Primary Standard Industrial Classification Code Number)
                                                      (I.R.S. Employer
                                                   Identification Number)

                                33 Lyman Street
                         Westboro, Massachusetts 01581
                                (508) 836-4100
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                              ------------------
                              James A. Gobes, Jr.
                            Chief Executive Officer
                                INTRINSIX CORP.
                                33 Lyman Street
                         Westboro, Massachusetts 01581
                                (508) 836-4100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                              ------------------
                                  Copies to:

         Peter B. Tarr, Esq.                  Timothy C. Maguire, Esq.
          Hale and Dorr LLP               Testa, Hurwitz & Thibeault, LLP
           60 State Street                        125 High Street
     Boston, Massachusetts 02109            Boston, Massachusetts 02110
      Telephone: (617) 526-6000              Telephone: (617) 248-7000
      Telecopy: (617) 526-5000                Telecopy: (617) 248-7100

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                              ------------------

                     CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                          Proposed
                                                             Proposed      Maximum
                                              Amount         Maximum      Aggregate   Amount of
        Title of Each Class of                to be       Offering Price  Offering   Registration
      Securities to be Registered         Registered(1)     Per Share     Price(2)      Fee(3)
-------------------------------------------------------------------------------------------------
Common Stock, no par value per share..   4,600,000 shares     $11.00     $50,600,000   $13,359
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Includes 600,000 shares which the underwriters have the option to purchase to cover over-allotments, if any. See "Underwriting."

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(3) A registration fee of $12,144 was previously paid in connection with the original filing of this Registration Statement on April 3, 2000.

                              ------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion, Dated June 23, 2000

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             4,000,000 Shares

                                     [LOGO]

                                  Common Stock

                               $   per share

--------------------------------------------------------------------------------

This is an initial public offering of common stock of Intrinsix Corp. Intrinsix Corp. is offering 4,000,000 shares.

We expect that the price to the public in the offering will be between $9.00 and $11.00 per share. The market price of the shares after the offering may be higher or lower than the offering price.

We have applied to include the common stock on the Nasdaq National Market under the symbol "ITRX."

Investing in the common stock involves risks. See "Risk Factors" beginning on page 3.

                                                           Per Share   Total
                                                           --------- ----------
   Price to the public....................................  $        $
   Underwriting discount..................................  $        $
   Proceeds to Intrinsix Corp.............................  $        $

We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 600,000 additional shares from us within 30 days following the date of this prospectus to cover over-allotments.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC World Markets                                  Adams, Harkness & Hill, Inc.

               The date of this prospectus is        , 2000.

      The top third of the page contains a heading with our logo and the words "Electronic Design Services: The fusion of advanced semiconductor technology with strategic outsourcing. System on Chip Integration." Below the heading, a cluster of four partially overlapping squares depict (1) strands of wire, titled "Broadband," (2) a color television, titled "Digital Media," (3) a cellular telephone, titled "Wireless," and (4) rack-mounted computer networking equipment, titled "Networking." Two silicon wafers appear in the background of the page. Logos of our customers are shown at the bottom of the page.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "Intrinsix Corp.," "we," "us" and "our" refer to Intrinsix Corp., together with its wholly owned subsidiaries Intrinsix Canada Co. and Seva Technologies, Inc. unless the context otherwise requires.

      Until       , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   3
Special Note Regarding Forward-Looking Statements........................  11
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Capitalization...........................................................  13
Dilution.................................................................  14
Selected Consolidated Financial Data.....................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Business.................................................................  22
Management...............................................................  28
Certain Transactions.....................................................  36
Principal Stockholders...................................................  37
Description of Capital Stock.............................................  38
Shares Eligible for Future Sale..........................................  41
Underwriting.............................................................  43
Legal Matters............................................................  46
Experts..................................................................  46
Where You Can Find More Information......................................  46
Index to Consolidated Financial Statements............................... F-1
Unaudited Pro Forma Condensed Consolidated Statement of Operations....... P-1

                             ---------------------

      Intrinsix is a registered trademark owned by us. Prism, Prism Acoustics, VHDL Technology Group, Designers' Introduction to VHDL, Dragster, Dragster-Pro, Esprimo and Intrinsix microPlatform and some other forms of the name Intrinsix are trademarks of Intrinsix. We have applied for trademark registrations for microPlatform, uPlatform and UPlatform. All other trademarks and service marks used in this prospectus are the property of their respective owners.

                                    SUMMARY

      You should read the following summary together with the more detailed information in this prospectus, including risk factors, regarding our company and the common stock being sold in this offering.

                                  Our Company

      We are an independent provider of advanced electronic design services to top-tier systems OEMs and semiconductor companies such as Texas Instruments, 3Com, Siemens, Intel and Lucent. We design semiconductor devices, as well as the accompanying system-level hardware and software that comprise advanced electronics products. We deliver these design services through three engagement models: outsourcing, insourcing and real-time remote collaboration using Internet technology, or E sourcing. We sell our services primarily through our direct sales force. We were founded in 1985 and began opening remote design centers in 1995. We currently operate 19 design centers throughout the United States and Canada and have recently begun operations in Europe. We have been profitable every year since 1991.

      The market for electronic products is proliferating as new technologies and applications are being introduced at rapid rates. The explosive growth of Internet usage, the ubiquity of communications and the convergence of digital media and communications technology have driven the increase of electronic content in various types of products. Electronic content is increasingly included in a wide range of products, from the traditional personal computer to the communications infrastructure equipment that drives the Internet to everyday devices such as home appliances, automobiles and hand-held wireless devices. The increase in the number of semiconductor devices being designed, coupled with the increasing acceptance of outsourcing within the electronics industry, has created a new industry -- electronics design services. We are a leader in this emerging industry.

      The growth of the electronic design services industry can be largely attributed to the emergence of system-on-chip, or SoC, technologies. SoC designs integrate many technologies into a single chip thus lowering costs and increasing performance. Traditionally, these technologies were integrated into a system using many discrete devices. Systems OEMs and semiconductor companies are increasingly relying on strategic design partners that understand the complexity of these SoC designs. These customers need partners that can provide high quality technical expertise on a where- and when-needed basis.

      We design electronics for a broad range of products in applications such as networking, telecommunications, wireless, broadband, digital media and storage. We have worked on over 300 semiconductor and systems design projects since our inception in 1985. We focus on providing design services rather than selling or licensing products, allowing us to maintain our independence and leverage our strong industry relationships. We maintain close relationships with our customers by employing distributed engineering teams located geographically near our customers. Our 19 design centers are interconnected through our corporate intranet. These local design centers are supported by an infrastructure that includes electronic design software tools, data management and remote collaboration software. Using this infrastructure, we can rapidly respond to changing or specialized customer needs, differentiating us from our competitors.

      Our goal is to become the leading independent provider of electronic design services. We believe this requires a global presence with interconnected design centers in every key geographic market. We plan to achieve this goal by continuing to:

    . target high growth markets;

    . attract and retain highly qualified design engineers;

    . invest in the training of our engineers to maintain a technological advantage over our competitors;

    . pursue strategic acquisitions;

    . expand internationally;

    . leverage our branded design methodologies;

    . expand strategic relationships with leading technology suppliers; and

    . expand our E-service offerings.

                                  Our Address

      Our principal executive offices are located at 33 Lyman Street, Westboro, Massachusetts 01581 and our telephone number at that location is (508) 836-4100. Our website is located at www.intrinsix.com. Information contained in our website is not part of this prospectus.

                                  The Offering

Common stock offered.............. 4,000,000 shares
Common stock to be outstanding     14,228,930 shares
  after the offering..............
Use of proceeds................... Repayment of indebtedness, expansion of our business and operations, research and
                                   development expenses, potential
                                   acquisitions and other general corporate
                                   purposes.
Proposed Nasdaq National Market    ITRX
  symbol..........................

      Common stock outstanding after the offering is based on the number of shares outstanding as of March 31, 2000, and except as otherwise noted, all information in this prospectus:

    . excludes 3,962,864 shares issuable upon the exercise of outstanding options with a weighted- average exercise price of $0.93 per share;

    . excludes 2,000,000 shares available for issuance under our 2000 Stock Incentive Plan;

    . reflects a 3-for-2 stock split of all of our outstanding shares of common stock effected in the form of a stock dividend, the increase of our authorized common stock to 70,000,000 shares and the authorization of 5,000,000 shares of preferred stock, effective April 19, 2000; and

    .  assumes no exercise of the underwriters' over-allotment option.

                   Summary Consolidated Financial Information
                 (dollars in thousands, except per share data)

      The summary consolidated financial information below sets forth a summary of the results of our operations and certain information about our assets, liabilities and capital. You should read this information along with our discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements included elsewhere in this prospectus.

                                                                  Three Months
                                                                     Ended
                                 Year Ended December 31,           March 31,
                          -------------------------------------- --------------
                           1995   1996    1997    1998    1999    1999    2000
                          ------ ------- ------- ------- ------- ------- ------
Statement of Operations
  Data:
Revenues................. $8,117 $11,814 $16,330 $23,475 $30,657 $ 7,210 $9,930
Gross profit.............  2,300   3,349   5,692   9,298  12,156   2,799  4,185
Operating income.........    851     960     856   1,001   1,613     423    482
Net income...............    509     594     506     601     928     242    181
Net income per share:
  Basic earnings per
    share................ $ 0.06 $  0.07 $  0.05 $  0.06 $  0.09 $  0.02 $ 0.02
  Diluted earnings per
    share................ $ 0.06 $  0.07 $  0.05 $  0.06 $  0.08 $  0.02 $ 0.01
  Shares for basic
    computation..........  8,854   8,986   9,502   9,668   9,925   9,881 10,115
  Shares for diluted
    computation..........  8,854   8,986   9,531  10,307  12,365  11,619 13,407

      The following table presents a summary of our balance sheet at March 31, 2000:

    .  on an actual basis; and

    . on an as adjusted basis to reflect the sale of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share after deducting the estimated underwriting discounts and commissions and offering expenses and the application of the estimated net proceeds from this offering.

                                                               March 31, 2000
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
      Balance Sheet Data:
      Cash and cash equivalents............................. $   454   $33,993
      Working capital.......................................   2,014    37,162
      Total assets..........................................  10,029    43,568
      Long-term obligation..................................   1,001       --
      Stockholders' equity..................................   3,884    40,034

                                  RISK FACTORS

      You should carefully consider the following risks before making an investment decision. The risks described below are not the only ones that we face. Additional risks that are not yet identified or that we currently think are immaterial may also impair our business operations. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements and the related notes.

Risks Related to Our Business

We Experience Fluctuations in Our Operating Results Due to a Number of Frequently Changing Business Conditions, Which May Cause Our Stock Price to Decline.

      We experience fluctuations in our operating results due to a variety of factors, including:

    . the timing and size of engagements with our customers, including cancellations and reschedulings;

    . the gain or loss of significant customers, including as a result of industry consolidation;

    .  the gain or loss of engineers or other significant employees;

    .  increases in personnel and other costs;

    .  the cyclical nature of some of our target markets;

    . the seasonality in revenue generation due to employee and customer vacations;

    .  unanticipated delays in our ability to complete customer engagements;

    .  changes in the mix of services we provide;

    .  changes in demand by the end users of our customers' products;

    .  market acceptance of our current and future services;

    .  variability of our customers' product life cycles;

    . cancellations, changes or delays of deliveries to us by our suppliers, including workstation manufacturers, software tool providers, semiconductor manufacturers and intellectual property providers; and

    .  general economic conditions.

      As a result of the factors listed above and our dependence on relatively few customers whose order cycles vary significantly, our operating results could fluctuate significantly.

      We cannot accurately forecast all of the above factors. As a result, we believe that period-to-period comparisons of our financial results are not indicative of our future performance. Our operating results in a future quarter or quarters may fall below the expectations of public market analysts or investors. If this were to occur, the price of our common stock could decline.

The Failure to Hire and Retain Additional Qualified Personnel Could Impair our Ability to Develop and Market Our Services.

      Competition for highly skilled engineering, sales and management personnel in the electronic design services industry is intense, and we may not succeed in attracting and retaining these personnel. We experience competition from a wide variety of other technology companies. Many of these companies have substantially greater ability, either through cash or equity, to attract, retain and compensate qualified people. If we lose key personnel or are unable to attract key personnel we will not be able to maintain our position in the market or expand our business.

The Loss of Key Management Could Affect Our Ability to Run Our Business.

      Our success depends to a significant degree upon the continued contributions of our key management, particularly James A. Gobes, Jr., our Chief Executive Officer, and Mark A. Beal, our Chief Technical Officer. The loss of any of our key management could adversely affect our business. We do not have employment contracts with our key personnel.

Our Revenues and Profits May Decrease if We Lose Any of Our Significant
Customers.

      Historically, a relatively small number of customers have accounted for a significant portion of our revenues in any particular period. The loss of any significant customer could cause our revenues or profits to decline. In the three months ended March 31, 2000 and 1999, and the years ended December 31, 1999, 1998 and 1997, our six largest customers accounted for approximately 53.4%, 49.9%, 56.7%, 43.7% and 50.0% of our revenues, respectively, of which Texas Instruments represented 26.3%, 18.6%, 24.0%, 18.2% and 16.9%, respectively. We anticipate that sales of our services to relatively few customers will continue to account for a significant portion of our revenues. We do not have any long-term purchase commitments with our significant customers. Therefore, these customers could cancel design services contracts with limited notice and with little or no penalty.

      Our dependence on a small number of customers increases the risks associated with our potential loss of customers resulting from business combinations or consolidations. If a customer or potential customer were acquired or combined with another company, the resulting company could cancel development efforts or purchase orders as part of the integration process. Although no major project has been cancelled to date for this reason, it could occur in the future as technology companies consolidate regularly.

Our Failure to Provide Services Incorporating Current Technologies Could Impair Our Ability to Attract and Retain Customers.

      The electronic design services industry is characterized by rapidly changing technology, ongoing demands for greater speed and functionality, evolving industry standards and changing customer needs. Therefore, to be competitive, we must:

    . identify emerging technological trends and industry standards in our target markets;

    . quickly and effectively incorporate leading edge technologies in our services;

    . develop new and innovative services and enhance our current services in ways that differentiate our services from those of our competitors;

    .  bring services to market on a timely basis at competitive prices;

    . respond effectively to technological changes or new service offerings by others; and

    .  market and sell our services.

      We cannot assure you that we will be able to meet the development and market introduction schedules for our new services or enhancements to our existing services or that these services will achieve market acceptance.

We Face Intense Competition in the Market For Electronic Design Services.

      Competition in the market for electronic design services is intense, and we expect it to increase in the future. We face competition from:

    . internal design service groups of electronic design automation, or EDA, companies such as Avant!, Cadence, Mentor Graphics and Synopsys, electronic manufacturing services, or EMS, companies such as Flextronics and Solectron, application specific integrated circuit, or ASIC, companies such as Actel, LSI Logic and Philips, and intellectual property and embedded software companies such as ARM, Artisan, SiCAN and Wind River Systems; and

    . independent design services companies such as Accent Design, Advanced
      Digital Design, ASIC Alliance, ASIC International, First Pass, I2P and Qualis.

      Furthermore, many of our existing and potential customers have the resources and capability to internally perform electronic design services. If these customers decided to expand and focus on the development of their internal electronic design services, we would lose sales opportunities.

      Many of the companies with internal design services groups, as well as potential new competitors, may have longer operating histories, greater brand recognition, larger customer bases or greater financial and marketing resources than we do. They may therefore be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources than we can to developing and promoting their technologies and services. In addition, we may face competition from low-cost design services groups internationally.

Our Failure to Protect Our Proprietary Rights, or the Costs of Protecting These Rights, May Harm Our Ability to Compete.

      We depend upon a combination of trademark laws, license agreements, non-disclosure and other contractual provisions to protect proprietary rights in our methodologies and other confidential information. Our failure to adequately protect those rights could result in others offering similar capabilities, potentially resulting in the loss of a competitive advantage and decreased revenues. In addition, we attempt to protect our proprietary information through confidentiality and license agreements with our employees and others. However, we may not have an adequate remedy in the event these agreements are breached, or any remedy, if our trade secrets are independently developed by others. Despite our efforts to protect our proprietary rights, existing intellectual property laws afford only limited protection. In addition, the laws of some foreign countries provide only limited proprietary rights protection.

      Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources.

We Could Be Subject to Claims of Infringement of Third-Party Intellectual Property, Which Could Result in Significant Expense and Loss of Intellectual Property Rights.

      The electronic design services industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation, especially regarding patent rights. From time to time, third parties assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. We may receive notices of claims that the solutions we have developed infringe or may infringe the rights of third parties. Any litigation to determine the validity of these claims, including claims arising through our contractual indemnification of our customers, regardless of their merit or resolution, would likely be costly and divert the efforts and attention of our management and technical personnel. We cannot assure you that we would prevail in this litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If this litigation resulted in an adverse ruling, we could be required to:

    . pay substantial damages to our customers or third parties;

    . cease the use or sale of infringing services;

    . discontinue the use of certain technology; or

    . obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms, or at all.

      In addition, our business often involves the development of software applications, hardware components and methodologies for specific client engagements. We generally retain the right to use any intellectual property that is developed during a client engagement that is of general applicability and is not specific to the client's project. We also develop software applications for our own internal use and we retain ownership of these applications. There can be no assurance that clients will not demand assignment of ownership or restrictions on our use of the work that we produce for clients in the future. Issues relating to the ownership of rights to use software can be complicated and there can be no assurance that disputes will not arise that affect our ability to reuse this software which could harm our business results.

If We Fail to Satisfy the Expectations of Our Customers, Our Business Reputation Will Be Harmed, and We May Incur Significant Unexpected Expenses and Lose Sales Opportunities.

      Our services may prove to be inadequate or ineffective, or be based upon design imperfections or flawed methodologies. If this happens, we may experience:

    . injury to our reputation;

    . project cancellations and loss of sales;

    . diversion of engineering, management and financial resources; or

    . increased project costs.

      In addition, because our services relate to critical products, systems and services, we may be subject to significant liability claims. Our customer engagements restrict our ability to disclose or use proprietary information of our customers. If we violate these restrictions, we could be subject to significant liability claims. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. These limitations may not, however, preclude all potential claims from being made. Although we have liability insurance, this coverage may not be sufficient to cover claims sought against us. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any of these claims, whether or not successful, could seriously damage our reputation and our business.

Our Lengthy Sales Cycle Makes it Difficult For Us to Predict If or When a Sale Will Be Made.

      The timing of our sales may be difficult to predict because of the length of the sales cycle and the variability of the duration of the engagements for our services. While potential customers are evaluating our services and before they commit a project to us, we may incur sales and marketing expenses and expend significant management effort. Often customers can cancel an ongoing engagement on short notice without penalty. The cancellation or reduction of our services could cause our revenues or profits to decline.

If We Fail to Establish and Maintain Our Relationships with Key Participants in Our Target Markets, We May Have Difficulty Marketing Our Services.

      It is important to our success to establish and maintain relationships with companies that are key technology suppliers to our customers. We believe that we need to work closely with these suppliers to gain valuable insights into market demands for new services and to identify and gain access to the latest semiconductor technologies, the most advanced software tools and methodologies and advanced intellectual property offerings. We do not have written agreements ensuring the continued existence of these relationships. If we fail to establish and maintain these relationships, it would become more difficult for us to develop and market services required by our customers.

Our Rapid Growth Has Strained Our Resources, and We May Not Be Able to Manage Future Growth.

      We have experienced a period of rapid growth and expansion, which has placed, and continues to place, a significant strain on our resources. This growth has required us to increase the number of our employees from 87 as of December 31, 1997 to 229 as of March 31, 2000 and the number of our design centers from six as of December 31, 1997 to 19 as of March 31, 2000. This expansion has resulted in increased responsibilities for our management and the need to implement additional controls over our operations, some of which are still in the process of being implemented. If we continue to expand our operations, we may significantly strain our management, financial, information systems and other resources. Moreover, we cannot be certain that our systems, procedures, controls and existing physical facilities will be adequate to support our operations.

As We Establish International Operations, We Will Face New Business Risks That We Have Not Encountered Previously.

      Historically, we have not derived a significant portion of our revenues from sales to customers outside the United States. We have one design center in Canada. Over the next several years, we plan to establish design centers and operations in Europe and Asia, including India and Japan. This expansion will require additional resources and management attention and will subject us to new regulatory, economic and political risks. Given our limited experience in international markets, we cannot be sure that our international expansion will be successful. In addition, we will face new risks in doing business internationally. These risks could reduce demand for our services, lower the prices at which we can sell our services, or otherwise have an adverse effect on our operating results. Among the risks we believe are most likely to affect us are:

    . longer payment cycles and problems in collecting accounts receivable;

    . adverse changes in trade and tax regulations;

    . the absence or significant lack of legal protection for intellectual property rights;

    . the adoption of data privacy laws or regulations;

    . increase in seasonality of revenues;

    . political and economic instability; and

    . foreign currency exchange rate fluctuations.

We May Engage in Acquisitions That May Harm Our Operating Results, Dilute Our Stockholders and Cause Us to Incur Debt or Assume Contingent Liabilities.

      As part of our business strategy, we may make investments in complementary companies, services or technologies that we believe would be advantageous to the development of our business. If we acquire a company, we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to become our employees. If we make other types of acquisitions, we could have difficulty in assimilating the acquired services and technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may issue equity securities to pay for any future acquisitions, which could be dilutive to our existing stockholders. We may also incur debt or assume contingent liabilities in connection with acquisitions, which could harm our operating results.

If We Fail to Integrate Our Recently Completed Acquisitions Effectively, It Could Adversely Affect Our Operating Expenses and Could Cause Us to Fail to Achieve the Benefits We Expected.

      In 1999, we merged with Seva Technologies of Fremont, California and acquired the assets of the Design Division of Telexis Corporation of Kanata, Ontario. The integration of these entities may be disruptive, divert management time and attention and result in a failure to realize the expected benefits of these acquisitions. The problems may be accentuated since both of these entities are located far from our headquarters and since one company is a foreign entity. If we do not integrate these acquisitions effectively, we could fail to achieve the benefits we expected and our business may be adversely affected.

                         Risks Related to Our Industry

The Cyclicality of the Semiconductor Industry May Impact Our Operating Results.

      Our industry is highly dependent on the growth and performance of the semiconductor industry which is highly cyclical and subject to rapid technological change. From time to time, the semiconductor industry has experienced significant economic downturns, characterized by diminished product demand, rapid price drops and excess production capacity. This likely would affect customers' demands for our services. Accordingly, our operating results may vary significantly as a result of general conditions in the semiconductor industry.

Our Success Depends on the Continued Growth of the Global Communications Infrastructure, including the Internet.

      We derive a significant portion of our revenues by providing electronic design services to electronics and semiconductor companies whose primary markets are in telecommunications, data communications and the Internet. We depend on the continued growth of these markets, which largely dictates the demand for the electronic components, devices and subsystems to which our services relate. The continued growth of this global communications infrastructure depends on various factors, nearly all of which are outside our control. Related risks include that:

    . this infrastructure may not be able to support the demands placed on it;

    . the performance and reliability of the networks in this infrastructure may decline as usage grows; and

    . privacy, security and authentication concerns with respect to the transmission of confidential information over the Internet may result in decreased usage.

      Although our target markets have experienced significant growth in recent years, they may not continue to grow as rapidly or at all. If they fail to grow, grow more slowly than expected or decline, our operating results could be harmed.

      In addition, we rely on the Internet to deliver services to many of our customers. If the ability of our engineers to communicate and collaborate with our customers using Internet technology diminishes, our operating results could suffer.

                         Risks Related to this Offering

Our Stock Price May Be Volatile, and You May Not Be Able to Resell Your Shares At or Above the Offering Price.

      The market for the securities of companies in the technology and emerging growth sectors has been highly volatile. The price of our common stock may fluctuate widely in the future. Factors that could affect the trading price of our common stock include:

    . quarterly variations in our operating results;

    . changes in the general conditions of the electronic design services, semiconductor or related markets;

    . changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

    . our sales of common stock or other securities in the future;

    . the hiring or departure of our key personnel;

    . announcements by us or our competitors of significant contracts, new services or enhancements to existing solutions, acquisitions, partnering relationships or joint ventures; and

    . changes in market valuations of other electronic design services companies.

We Could Be Subject to Class Action Litigation Due to Stock Price Volatility, Which, If It Occurs, Will Distract Our Management and Could Result in Substantial Costs or Large Judgments Against Us.

      In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management's attention and resources, which could cause serious harm to our business, operating results and financial condition or dilution to our stockholders.

Purchasers of Common Stock in This Offering Will Suffer Immediate and Substantial Dilution.

      The initial public offering price is substantially higher than the book value per share of our common stock. As a result, you will experience immediate and substantial dilution in the pro forma net tangible book value per share. This dilution is in large part because our earlier investors paid substantially less than the initial public offering price in this offering when they purchased their shares of common stock. You will experience additional dilution upon exercise of outstanding stock options.

Management Has Broad Discretion on How to Use the Proceeds From This Offering and May Not Apply the Proceeds in a Manner That Increases the Value of Your Investment.

      Management will have broad discretion with respect to the expenditure of the net proceeds from this offering. The proceeds have not been allocated for specific purposes. You will be entrusting your funds to our management, upon whose judgment you must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will ultimately be applied. We may not be able to yield a significant return on any investment of the proceeds.

Provisions of Our Amended and Restated Articles of Organization and Amended and Restated Bylaws or Massachusetts Law May Delay or Prevent a Change of Control Transaction and, Therefore, Depress the Market Price of Our Stock.

      Massachusetts corporate law and our Amended and Restated Articles of Organization and Amended and Restated Bylaws contain provisions that could delay, defer or prevent a change in control of our company on terms which you may deem advantageous. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions:

    . authorize the issuance of "blank check" preferred stock, which is preferred stock that our board of directors can create and issue without prior stockholder approval, with rights senior to those of common stock;

    . provide for a board of directors with staggered terms; and

    . prohibit stockholder action by written consent.

A Limited Number of Stockholders Will Have the Ability to Influence the Outcome of Director Elections and Other Matters Requiring Stockholder Approval.

      After completion of this offering, our officers and directors and parties affiliated with or related to these persons or to us will own approximately
57.7 % of the outstanding shares of our common stock. Accordingly, these stockholders will likely determine the outcome of director elections and other matters submitted to our stockholders for approval, including potential mergers or acquisitions and amendments to our Restated Articles of Organization. Stockholders other than these principal stockholders are therefore likely to have little or no influence on decisions regarding these matters.

The Price of Our Stock Could Decrease as a Result of Shares Being Sold in the Market After the Offering.

      Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under lockup agreements that our stockholders have entered into with the underwriters, and with us. Those lockup agreements restrict our stockholders from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of CIBC World Markets Corp. However, CIBC World Markets Corp. may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lockup agreements. The following table indicates approximately when the 10,228,931 shares of our common stock that are not being sold in the offering, but which were outstanding as of March 31, 2000, will be eligible for sale into the public market:

    .  after the completion of this offering,     shares will be eligible
       for sale, subject to volume, manner of sale and other limitations under Rule 144;

    . beginning 180 days after the completion of this offering, all 10,228,931 shares will be eligible for sale in the public market subject to the provisions of Rule 144, Rule 144(k) or Rule 701 under the Securities Act.

      Additionally, of the 3,962,864 shares issuable upon exercise of outstanding options to purchase our common stock outstanding as of March 31,
2000, approximately     shares will be vested and eligible for sale 180 days
after the date of this prospectus. For a further description of the eligibility of shares for sale into the public market following the offering, see "Shares Eligible for Future Sale."

      In addition, as soon as practicable after the date of this prospectus, we intend to file a registration statement on Form S-8 with the Securities and Exchange Commission covering the 2,000,000 shares of common stock reserved for issuance under our 2000 Stock Incentive Plan, 1,000,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan, 200,000 shares of common stock reserved for issuance under our 2000 Outside Director Stock Option Plan, and for shares of common stock issued under our other stock option plans.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of such terms or other comparable terminology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

      We estimate that our net proceeds from the sale of 4,000,000 shares of common stock we are offering will be approximately $36.2 million, at an assumed initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $41.7 million. The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets.

      We intend to use a portion of the net proceeds we receive from this offering for repayment of bank debt which totaled approximately $2.6 million as of March 31, 2000, repayment of a promissory note payable to a director of ours, which had an outstanding balance of $95,000 as of March 31, 2000 and the remaining payments owed to a director of ours under a noncompete agreement, which payments totaled $22,000 as of March 31, 2000. For a description of the terms of the bank debt and the promissory note, respectively, see note 5 to our financial statements and "Certain Transactions." We will use our remaining net proceeds for expansion of our business and operations, including the opening of new design centers, research and development expenses, potential acquisitions and other general corporate purposes. The amounts that we expend for these purposes will depend on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. We have no agreements with respect to any acquisition. Pending these uses, we intend to invest the net proceeds of this offering in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

      We have never declared nor paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business condition and other factors as our board of directors may deem relevant. In addition, our bank line of credit prohibits the payment of cash dividends.

                                 CAPITALIZATION

      The following table describes our capitalization as of March 31, 2000:

    . on an actual basis, without any adjustments to reflect subsequent events or anticipated events; and

    . on an as adjusted basis to reflect the sale of the shares of common stock offered by us in this offering at an assumed initial public offering price of $10.00 per share and our receipt of the estimated net proceeds, after deducting underwriting discounts and commissions and the estimated offering expenses that we expect to pay in connection with this offering and the repayment of debt as discussed in Use of Proceeds.

      The capitalization information set forth in the table below is qualified by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus and should be read in conjunction with the Consolidated Financial Statements and Notes.

                                                              March 31, 2000
                                                            -------------------
                                                            Actual  As Adjusted
                                                            ------  -----------
                                                              (in thousands)
Cash and cash equivalents.................................. $  454    $33,993
                                                            ======    =======
Current portion of long-term debt.......................... $  359    $    --
                                                            ------    -------
Line of credit.............................................  1,250         --
                                                            ------    -------
Long-term debt--less current portion.......................  1,001         --
                                                            ------    -------
Stockholders' equity(1):
  Preferred stock, $.01 par value; no shares authorized,
    actual; 5,000,000 shares authorized as adjusted; no
    shares issued and outstanding, actual and as
    adjusted...............................................     --         --
  Common stock, no par value; 12,000,000 shares
    authorized, actual; 70,000,000 shares authorized, as
    adjusted; 11,755,253 shares issued actual; 15,755,253
    shares issued and outstanding, as adjusted.............    479     36,629
  Retained earnings........................................  3,505      3,505
  Treasury stock, 1,526,323 shares at cost.................    (97)       (97)
  Accumulated other comprehensive loss.....................     (3)        (3)
                                                            ------    -------
     Total stockholders' equity............................  3,884     40,034
                                                            ------    -------
     Total capitalization.................................. $6,494    $40,034
                                                            ======    =======

--------

(1) Excludes 3,962,864 shares of common stock issuable upon the exercise of stock options at a weighted-average exercise price of $0.93 per share outstanding as of March 31, 2000.

                                    DILUTION

      The net tangible book value of our common stock as of March 31, 2000 was $2.6 million, or $0.25 per share. After giving effect to the issuance and sale of 4,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $10.00 per share, after deducting estimated underwriting discounts and offering expenses, our net tangible book value at March 31, 2000 would have been $38.7 million or $2.72 per share.

      Net tangible book value per share before the offering has been determined by dividing net tangible book value (total tangible assets less total liabilities) by the number of shares of common stock outstanding, net of treasury stock, as of March 31, 2000. This offering will result in an increase in net tangible book value per share of $2.47 to existing stockholders and dilution in net tangible book value per share of $7.28 to new investors who purchase shares in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share....................       $10.00
 Net tangible book value per share at March 31, 2000............... $0.25
 Increase attributable to sale of common stock in this offering....  2.47
                                                                    -----
 Net tangible book value per share after this offering.............  2.72
Dilution per share to new investors................................       $ 7.28
                                                                          ======

      If the underwriters exercise their option to purchase additional shares in this offering, the net tangible book value per share after the offering would be $2.99 per share, the increase in net tangible book value per share to existing stockholders would be $2.74 per share and the dilution to persons who purchase shares in the offering would be $7.01 per share.

      The following table summarizes, as of March 31, 2000, the differences between the consideration paid, both cash and non-cash in the aggregate, and the average price per share paid by the existing stockholders and the new investors purchasing shares of common stock in this offering before deducting estimated underwriting discounts and commissions and offering expenses payable by us:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent Per Share
                                ---------- ------- ----------- ------- ---------
Existing stockholders, net of
  treasury stock..............  10,228,930    72%  $   285,612     1%   $ 0.03
Shares purchased in this
  offering....................   4,000,000    28    40,000,000    99    $10.00
                                ----------   ---   -----------   ---
  Total.......................  14,228,930   100%  $40,285,612   100%   $ 2.83
                                ==========   ===   ===========   ===

      These tables assume no exercise of stock options outstanding as of March 31, 2000. At March 31, 2000, there were 3,962,864 shares of common stock issuable upon exercise of outstanding stock options at a weighted-average exercise price of $0.93 per share. Had such options all been exercised as of March 31, 2000, the net tangible book value per share would have been $0.44. In addition, the net tangible book value per share after the offering, excluding the effects of exercise of the underwriters' overallotment option, would have been $2.33, representing dilution of $7.67 per share to investors purchasing stock in the offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated financial data presented below as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 have been derived from our audited consolidated financial statements, included elsewhere in this prospectus. Selected consolidated financial data as of December 31, 1995, 1996 and 1997 and for the years ended December 31, 1995 and 1996 have been derived from our unaudited consolidated financial statements, which are not included in this prospectus. Selected consolidated financial data as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 have been derived from our unaudited consolidated financial statements, included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The information set forth below should be read along with our "Management's Discussions and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements appearing elsewhere in this prospectus.

                                                                      Three Months
                                                                          Ended
                               Years Ended December 31,(1)              March 31,
                          -----------------------------------------  ----------------
                           1995    1996     1997    1998     1999     1999     2000
                          ------  -------  ------- -------  -------  -------  -------
                              (dollars in thousands, except per share data)
Statement of Operations
  Data:
Revenues................  $8,117  $11,814  $16,330 $23,475  $30,657  $ 7,210  $ 9,930
Cost of revenues........   5,817    8,465   10,638  14,177   18,501    4,411    5,745
                          ------  -------  ------- -------  -------  -------  -------
Gross profit............   2,300    3,349    5,692   9,298   12,156    2,799    4,185
Research and development
  expenses..............      --       --      284     723      979      272      278
Selling, general and
  administrative
  expenses..............   1,449    2,389    4,552   7,574    9,564    2,104    3,425
                          ------  -------  ------- -------  -------  -------  -------
Operating income........     851      960      856   1,001    1,613      423      482
Other income (expense)..     (19)     (14)      50     (17)     (16)     (15)     (31)
                          ------  -------  ------- -------  -------  -------  -------
Income before income tax
  provision.............     832      946      906     984    1,597      408      451
Income tax provision....     323      352      400     383      669      166      270
                          ------  -------  ------- -------  -------  -------  -------
Net income..............  $  509  $   594  $   506 $   601  $   928  $   242  $   181
                          ======  =======  ======= =======  =======  =======  =======
Net income per share:
  Basic earnings per
    share...............  $ 0.06  $  0.07  $  0.05 $  0.06  $  0.09  $  0.02  $  0.02
  Diluted earnings per
    share...............  $ 0.06  $  0.07  $  0.05 $  0.06  $  0.08  $  0.02  $  0.01
  Shares for basic
    computation.........   8,854    8,986    9,502   9,668    9,925    9,881   10,115
  Shares for diluted
    computation.........   8,854    8,986    9,531  10,316   12,365   11,619   13,407

                                              December 31,
                                   ---------------------------------- March 31,
                                    1995   1996   1997   1998   1999    2000
                                   ------ ------ ------ ------ ------ ---------
                                         (dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents......... $  633 $  466 $  431 $  236 $  231  $   454
Working capital...................    748  1,129    991  1,209  1,636    2,014
Total assets......................  1,761  2,445  3,708  4,379  7,633   10,029
Long-term obligation..............    327    225    222    182  1,016    1,001
Stockholders' equity..............    622  1,296  1,693  2,387  3,403    3,884

--------

(1) We have entered into various business combinations during the periods presented above which are described in note 3 of our consolidated financial statements. We do not believe that these business combinations have had a material impact on the comparability of the results of operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with our consolidated financial statements, the related notes and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with our expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

Overview

      We are an independent provider of advanced electronic design services to top-tier systems OEMs and semiconductor companies. We design semiconductor devices, as well as the accompanying system-level hardware and software that comprise advanced electronics products. We deliver these design services through three engagement models. In our outsourcing model, employees perform services at our design centers, with limited interaction or collaboration with our customers. In our insourcing model, employees perform services at our customers' facilities, with daily interaction with our customers. In our E sourcing model, we use Internet technology to allow our design engineers to collaborate with our customers remotely from our design centers. We sell our services primarily through our direct sales force. We were founded in 1985 and began opening remote design centers in 1995. We currently operate 19 design centers throughout the United States and Canada and have recently begun operations in Europe. Our growth has been driven principally by increasing personnel at existing design centers and opening new design centers. As of March 31, 2000, we employed over 175 highly skilled design engineers. We have been profitable every year since 1991.

      In May 1998, we acquired substantially all of the assets of Prism Acoustics, Inc. d/b/a The VHDL Technology Group of Bethlehem, Pennsylvania. This acquisition was accounted for as a purchase and had an insignificant impact on our financial statements. In June 1999, we completed our merger with Seva Technologies, Inc. of Fremont, California. The merger has been accounted for as a pooling of interests. Accordingly, our financial statements for prior periods have been restated to include the operating results and financial position of Seva for all periods presented. In December 1999, we acquired the assets of the Design Division of Telexis Corporation of Kanata, Ontario. Please see our consolidated financial statements for further information on the pro forma impact of this acquisition.

      We generate revenues principally from providing electronic design services which are typically billed on a time and materials basis and, in limited instances, on a milestone-based fixed price basis. Revenues are recognized upon provision of the services under time and materials contracts. Revenues under long-term fixed- price contracts are recognized using the percentage-of-completion method based on labor costs expended relative to total expected labor costs to complete a contract. Revenues recognized in excess of billed amounts are accumulated as unbilled receivables and are generally billed in accordance with prearranged schedules negotiated with the client. Billings in excess of revenues earned would be accumulated as deferred revenue; however, to date, revenues recognized as fixed fee contracts have exceeded amounts billed. None of the fixed fee contracts entered into by the Company require retainage or holdbacks of any portion of the agreed fee. To date, there have been no losses on fixed fee contracts. Our cost of revenues is primarily comprised of compensation paid to our design engineers. Other components of our cost of revenues include engineering management compensation, software design tools, technical training, and compensation paid to a limited number of contract design engineers.

Results of Operations

      The following table sets forth our operating results as a percentage of revenue for the periods indicated:

                                                                    Three
                                                                   Months
                                               Year Ended           Ended
                                              December 31,        March 31,
                                            -------------------  ------------
                                            1997   1998   1999   1999   2000
                                            -----  -----  -----  -----  -----
Revenues................................... 100.0% 100.0% 100.0% 100.0% 100.0%
Cost of revenues...........................  65.1   60.4   60.3   61.2   57.8
                                            -----  -----  -----  -----  -----
Gross profit...............................  34.9   39.6   39.7   38.8   42.2
Research and development expenses..........   1.7    3.1    3.2    3.8    2.8
Selling, general and administrative
  expenses.................................  27.9   32.3   31.2   29.2   34.5
                                            -----  -----  -----  -----  -----
Operating income...........................   5.2    4.3    5.3    5.9    4.9
Other income (expense).....................   0.3     --     --   (0.2)  (0.3)
                                            -----  -----  -----  -----  -----
Income before income tax provision.........   5.6    4.2    5.2    5.7    4.5
Income tax provision.......................  (2.5)  (1.6)  (2.2)  (2.3)  (2.7)
                                            -----  -----  -----  -----  -----
Net income.................................   3.1    2.6    3.0    3.4    1.8
                                            =====  =====  =====  =====  =====

Three Months Ended March 31, 1999 and March 31, 2000

      Revenues. Revenues increased from $7.2 million in the three months ended March 31, 1999 to $9.9 million in the three months ended March 31, 2000. The principal reasons for the revenue growth were an increase in the number of engineers engaged on billable projects from 129 at March 31, 1999 to 179 at March 31, 2000 and an increase in the average billings per engineer during the three months ended March 31, 2000.

      Cost of Revenues and Gross Profit. Cost of revenues includes compensation paid to engineers and engineering management, software design tools, and technical training. Gross profit was $2.8 million and $4.2 million in the three months ended March 31, 1999 and March 31, 2000, respectively, an increase of 49.6%. This resulted in gross margin of 38.8% and 42.2%, respectively, for those periods. The increase in the gross profit between these periods was due to hiring additional design engineers and an increase in average billable rates. The principal reason for the increase in gross margin between these periods was also due to hiring additional design engineers and, to a lesser extent, an increase in the average billable rates of 7.8% between these periods.

      Research and Development Expenses. Research and development expenses result from the development of our proprietary software tools and design methodologies. Research and development expenses were $272,000 and $278,000 in the three months ended March 31, 1999 and March 31, 2000, respectively.
The slight increase in research and development expenses and decline in research and development expenses as a percentage of revenues between these two periods was primarily a result of the relatively stable expenditures between these two periods on staff dedicated to or participating in research and development efforts.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses include accounting and finance department expenses, sales and marketing expenses, corporate management expenses, and facilities and infrastructure-related expenses. Selling, general and administrative expenses increased from $2.1 million in the three months ended March 31, 1999 to $3.4 million in the three months ended March 31, 2000. This increase was primarily due to an increase in selling, general and administrative staff from 37 people at March 31, 1999 to 50 people at March 31, 2000 and infrastructure costs related to this growth.

      Other Income (Expense). Other income or expense consists primarily of interest earned on investable cash and interest payments related to long-term debt. Interest expense increased from $17,000 in the three months ended March 31, 1999 to $31,000 in the three months ended March 31, 2000 due to higher levels of borrowings on our lines of credit during the year.

      Income Tax Provision. Our effective tax rate was 59.9% for the three months ended March 31, 2000 compared to 40.6% for the three months ended March 31, 1999. This increase in our effective tax rate was caused by a significant increase in stock compensation cost, which is generally nondeductible for tax purposes.

Years Ended December 31, 1997, 1998 and 1999

      Revenues. Our revenues for 1997, 1998 and 1999 were $16.3 million, $23.5 million and $30.7 million, respectively, representing growth of 43.8% from 1997 to 1998 and 30.6% from 1998 to 1999. The principal reasons for the revenue growth for both years were an increase in the number of engineers engaged on billable projects from 94 in January 1998 to 105 in December 1998 and from 121 in January 1999 to 151 in December 1999 and an increase in the average billings per engineer. These engineers were added to handle an increase in the number of customers.

      Cost of Revenues and Gross Profit. Gross profit was $5.7 million,
$9.3 million and $12.2 million in 1997, 1998 and 1999, respectively, an increase of 63.4% from 1997 to 1998 and 30.7% from 1998 to 1999. This resulted in gross margins of 34.9%, 39.6% and 39.7% for those periods. The growth of the gross profit in both years was due to hiring additional design engineers and an increase in average billable rates. The principal reason for the increase in gross margin from 1997 to 1998 was an increase of 16.6% in the average billable rate. The billing rate increases resulted from a concerted effort by our sales force to create annual and regular increases of rates with both new and long-term customers. Amortization charges and maintenance expenses related to software tools are included in cost of revenues allocated by project usage from a centralized selling, general and administrative account. Depreciation and computer hardware expenses are not allocated to cost of revenues.

      Research and Development Expenses. Research and development expenses were $284,000, $723,000 and $979,000 in 1997, 1998 and 1999, respectively. The increase in research and development expenses from 1997 to 1998 of $439,000 and from 1998 to 1999 of $256,000 was primarily a result of the development of a design reuse department and investments in our proprietary software tools and design methodologies. Salaries and benefits of research and development engineers represent the single largest component of research and development expense. Increases, therefore, in year-over-year research and development expenses are comprised primarily of increased use of engineers for research and development functions, especially in the design reuse department. Starting in mid-1998, approximately $80,000 in annualized expenses for facility and related costs were added to support our design reuse department.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses were $4.6 million, $7.6 million and $9.6 million in 1997, 1998 and 1999, respectively. The 1998 increase of approximately $3.0 million was a result of opening seven new design centers at an approximate average first year cost of $200,000, per design center, and an increase in selling, general and administrative staff from 22 to 28 people. The 1999 increase of approximately $2.0 million was primarily due to an increase in selling, general and administrative staff from 28 to 44 people.

      Other Income (Expense). Interest income declined from 1997 to 1998 and from 1998 to 1999 due to lower cash balances during these periods. Interest expense increased from 1997 to 1998 due to higher levels of borrowings on our lines of credit during the year. Interest expense declined from 1998 to 1999 due to lower levels of borrowings on our lines of credit during the year. In December 1999, we borrowed $1.2 million on our line of credit to facilitate the acquisition of the Design Division of Telexis Corporation. In January 2000, this borrowing on our line of credit was converted into a term loan payable over a four year period.

      Income Tax Provision. Our effective income tax rates were 44.2%, 38.9%, and 41.9% in each of 1997, 1998 and 1999, respectively. Changes in our effective tax rate are primarily caused by movements of income between the various states and, more significantly, non-deductible expenses such as goodwill and stock compensation. See note 6 to our consolidated financial statements for further information. In addition to these factors, in 1999, we recognized the benefits of Seva's operating loss incurred during the six months prior to consummation of the merger. This loss aggregated $138,000 (approximately $52,000 tax benefit) and is considered likely to be recovered. The loss carryforward is available for federal and state purposes and expires in 2019.

Quarterly Results

      The following table presents our unaudited results of operations for each of our last eight quarters up to and including the quarter ended December 31, 1999, and also presents such information as a percentage of our total revenue for the periods indicated. The unaudited results of operations have been prepared on substantially the same basis as the audited statements of income contained in this prospectus and include all adjustments, consisting of normal recurring accruals, that we consider necessary to present this information fairly when read in conjunction with our financial statements and accompanying notes appearing elsewhere in this prospectus. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                          Three Months Ended
                          ----------------------------------------------------------------------------------
                          Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31,
                            1998     1998     1998      1998     1999     1999     1999      1999     2000
                          -------- -------- --------- -------- -------- -------- --------- -------- --------
                                                        (dollars in thousands)
Revenues................   $5,209   $5,746   $6,321    $6,199   $7,210   $7,614   $7,722    $8,111   $9,930
Cost of revenues........    3,219    3,548    3,663     3,747    4,411    4,768    4,496     4,826    5,745
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Gross profit............    1,990    2,198    2,658     2,452    2,799    2,846    3,226     3,285    4,185
Research and development
  expenses..............       80      163      265       215      272      266      196       245      278
Selling, general and
  administrative
  expenses..............    1,615    1,867    1,960     2,132    2,104    2,370    2,360     2,730    3,425
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Operating income........      295      168      433       105      423      210      670       310      482
Other income (expense)..        9      (13)      (9)       (4)     (14)      --       (1)       (1)     (31)
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Income before income tax
  provision.............      304      155      424       101      409      210      669       309      451
Income tax provision....     (117)     (61)    (164)      (41)    (163)     (85)    (272)     (149)    (270)
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Net income..............   $  187   $   94   $  260    $   60   $  246   $  125   $  397    $  160   $  181
                           ======   ======   ======    ======   ======   ======   ======    ======   ======

      The following table sets forth the unaudited quarterly total expenses as a percentage of unaudited quarterly revenue.

                                                          Three Months Ended
                          ----------------------------------------------------------------------------------
                          Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31,
                            1998     1998     1998      1998     1999     1999     1999      1999     2000
                          -------- -------- --------- -------- -------- -------- --------- -------- --------
Revenues................   100.0%   100.0%    100.0%   100.0%   100.0%   100.0%    100.0%   100.0%   100.0%
Cost of revenues........    61.8     61.7      57.9     60.5     61.2     62.6      58.2     59.5     57.8
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
Gross profit............    38.2     38.3      42.1     39.6     38.8     37.4      41.8     40.5     42.2
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
Research and development
  expenses..............     1.5      2.8       4.2      3.5      3.8      3.5       2.5      3.0      2.8
Selling, general and
  administrative
  expenses..............    31.0     32.5      31.0     34.4     29.2     31.1      30.6     33.7     34.5
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
Operating income........     5.7      2.9       6.9      1.7      5.9      2.8       8.7      3.8      4.9
Other income (expense)..     0.2     (0.2)     (0.1)    (0.1)    (0.2)      --        --       --     (0.3)
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
Income before income tax
  provision.............     5.8      2.7       6.7      1.6      5.7      2.8       8.7      3.8      4.5
Income tax provision....    (2.3)    (1.1)     (2.6)    (0.7)    (2.3)    (1.1)     (3.5)    (1.8)    (2.7)
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
Net income..............     3.6      1.6       4.1      1.0      3.4      1.6       5.1      2.0      1.8
                           =====    =====     =====    =====    =====    =====     =====    =====    =====

      Over the nine quarters presented, our quarterly revenues increased from $5.2 million to $9.9 million. Revenues decreased in the quarter ended December 31, 1998 due to a decrease in customer engagements. Gross margins fluctuated over the nine quarter period with an absolute increase of 4.0% over that period. The reasons for this gross margin increase included a decrease in the use of contract design engineers, who typically have higher costs than employees, an increase in utilization of our engineering staff and higher billable rates to customers. Cost of revenues decreased in the third quarter of 1999 as a result of a decreased rate of hiring of design engineers and decreased use of contract design engineers.

      Selling, general and administrative expenses have increased from $1.6 million for the quarter ended March 31, 1998 to $3.4 million for the quarter ended March 31, 2000. The increase in selling, general and administrative expenses for the quarter ended December 31, 1998 was primarily a result of an increase in bad debt reserve. The increase in selling, general and administrative expenses for the quarter ended December 31, 1999 was primarily a result of hiring additional recruiting personnel and related recruiting expenses.

      Research and development expenses primarily represent investment in design and information reuse which, over time, increases the value and efficiency of services provided to customers. In the second quarter of 1998, we initiated our design reuse effort. This expense has fluctuated quarterly based upon our needs to develop software design tools and methodologies.

Liquidity and Capital Resources

      Since 1986, our primary source of funding has been cash generated from operations. In December 1999, we borrowed $1.2 million from BankBoston for use in financing the expenses associated with the purchase of the assets of the Design Division of Telexis Corporation. This loan will be repaid with proceeds from the offering. Furthermore, in connection with the Telexis transaction, we owe Telexis Corporation up to $175,000, which has been accrued. The exact amount due to Telexis Corporation, if any, will be determined and paid in July 2000.

      At March 31, 2000, our primary sources of liquidity consisted of cash of approximately $454,000 and accounts receivable, both billed and unbilled, of approximately $5.9 million. In addition, we have a credit agreement with BankBoston under which the amounts outstanding at March 31, 2000 were $1.3 million. The line of credit provides for borrowings of up to $2.5 million, based on eligible accounts receivable. In addition, we have a term loan with the bank with a principal balance of $1.2 million at March 31, 2000. Amounts outstanding under the term loan are repayable in monthly installments of $25,000, plus interest, at the bank's prime rate plus 0.5% through 2004. Borrowings under the line of credit and term loan agreement are collateralized by all of our assets. The agreement contains financial performance requirements related to minimum levels of defined cash flow and quarterly net profit, and maximum amounts of total leverage. Under the terms of the agreement, we are precluded from paying cash dividends. The line of credit facility contained in the agreement expires in May 2001. We are required to repay any outstanding borrowings under the credit agreement with a portion of the proceeds of this offering.

      Our operating activities have generated or (used) cash of $283,000, $713,000, $1.1 million, $(126,000) and $(770,000) in each of the three years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000, respectively. The cash generated by operations was primarily attributable to our net income before depreciation and amortization during those periods, offset by continued investment in accounts receivable due to revenue growth. The cash used by operations in first quarters of 1999 and 2000 was primarily attributable to our continued investment in accounts receivable offset by our net income before depreciation and amortization during those periods.

      Cash used in investing activities was $409,000, $1.2 million, $1.9 million, $172,000 and $336,000 in each of the three years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000, respectively. In 1997 and 1998, this use of cash was principally for additions of computer equipment and furniture needed to equip our engineers in the field. In 1999, we continued to acquire computer equipment and furniture; in addition, approximately $1.2 million was spent to acquire the Design Division of Telexis Corporation in December 1999. This acquisition was funded by borrowings on our line of credit with BankBoston, which were subsequently converted to a term loan as described above.

      Cash provided by financing activities was $91,000, $267,000, $830,000, $235,000 and $1.3 million in each of the three years ended 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000, respectively. These cash inflows are primarily attributable to borrowings on available lines of credit, net, which are used to fund the working capital growth required by our continued expansion of the business and our revenues.

      We anticipate that cash generated by operations, supplemented by our available line of credit and the expected net proceeds of this offering, will be sufficient to meet our anticipated cash needs for at least the next 12 months.

Market Risk

      We do not currently utilize any type of derivative instrument which would subject us to significant amounts of market risk. We do utilize a line of credit for seasonal funding of working capital, which bears interest at the bank's prime rate plus 0.5%. The impact of a 10% increase or decrease in interest rates during 1999 would have resulted in an insignificant change in interest expense due to limited amounts of debt outstanding during 1999. As we discussed earlier, in December 1999, we borrowed $1.2 million to fund the acquisition of the Design Division of Telexis Corporation. This increased borrowing will lead to increased interest expense in 2000; however, the borrowings under this agreement will be repaid from the proceeds of this offering.

Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. We will be required to implement SFAS No. 133 for the year ending December 31, 2001. We have not entered into any foreign currency exchange rate hedging activities to date. We are currently evaluating the impact, if any, of this statement.

                                    BUSINESS

Overview

      We are an independent provider of advanced electronic design services to top-tier systems OEMs and semiconductor companies. We design semiconductor devices, as well as the accompanying system-level hardware and software that comprise advanced electronics products. We deliver these design services through three engagement models: outsourcing, insourcing and E sourcing, or real-time remote collaboration using Internet technology. We sell our services primarily through our direct sales force, and our customers include Texas Instruments, 3Com, Siemens, Intel and Lucent. We were founded in 1985 and began opening remote design centers in 1995. We currently operate 19 design centers throughout the United States and Canada and have recently begun operations in Europe. We have been profitable every year since 1991.

Industry Background

The Electronics Industry

      The market for electronic products is proliferating as new technologies and applications are being introduced at rapid rates. The advent of system-on-chip, or SoC, technology has driven down the cost of advanced electronic products. The explosive growth of Internet usage, the ubiquity of communications and the convergence of digital media and communications technology have driven the increase of electronic content in various types of products. Electronic content is increasingly included in a wide range of products, from the traditional personal computer to the communications infrastructure equipment that drives the Internet to everyday devices such as home appliances, automobiles and hand-held wireless devices.

      Central to the development of these electronic products are systems OEMs and semiconductor companies. As with the progression of many fast growing industries, there has been a trend toward specialization in suppliers to the electronics industry. Different firms are focusing on specific aspects of the product creation process, thereby resulting in a disaggregation of the value chain in the electronics industry. This disaggregation has created entirely new industries. For example, many semiconductor companies have made the strategic decision to focus on their core competencies and outsource their manufacturing to third-party semiconductor fabrication facilities. Examples of other industries that have been created by disaggregation of the electronics value chain include semiconductor capital equipment, electronic design automation, electronic manufacturing services, component packaging, embedded operating software and intellectual property licensing. New industries, such as third-party electronic design services, continue to emerge as a result of this disaggregation trend.

Electronic Design Services

      A critical element of the electronics value chain is the design and engineering of semiconductors, software, printed circuit boards, packaging, enclosures and systems. Traditionally, these design services have been performed in-house by systems OEMs and semiconductor companies. Constraints on engineering capability of these companies create obstacles to meeting critical time to market deadlines resulting in a need for outside design services providers. These outside design services often have been performed by small, specialized providers that support local customers. Another source of outside design services has been groups within electronic design automation, or EDA, electronic manufacturing services, or EMS, or application-specific integrated circuit, or ASIC, companies. Recently, the demand for outsourced design services has grown rapidly. For example, Dataquest reports that 22% of system designers indicated that they planned to use outsourced design services in 2000. Dataquest forecasts that the market for SoC devices will grow from approximately $15 billion in 2000 to $32 billion in 2003.

      The demand for outsourced design services has been driven by the:

    .  shortened lifecycle of electronic products;

    .  need to respond quickly to changing market conditions;

    . demand for SoC integration to reduce size, cost and power consumption;

    . acceptance of standardized processes for SoC design;

    . new capability for design engineers to collaborate remotely via the Internet; and

    . increasing acceptance of strategic design outsourcing by systems OEMs and semiconductor companies.

      This growing market opportunity has not been adequately served by traditional outside service providers. Smaller independent design services companies lack the resources necessary to develop the infrastructure required to undertake sophisticated, complex designs. On the other hand, design service business units within EDA, EMS and ASIC companies continually face conflicts arising from the potential of competing with their customers. In addition, the design methodologies of these providers may not be independent from their primary product or service offerings. This may limit the architecture, performance, choice of design software and component suppliers available to their customers. As a result, traditional providers of design services lack the depth, breadth or focus to be a strategic outsourcing partner to systems OEMs and semiconductor companies with wide-ranging and changing needs.

      Systems OEMs and semiconductor companies need strategic design partners that are independent, large and sophisticated and can provide high quality services on a where- and when-needed basis. A strategic design partner must also have the depth and breadth of experience to deploy design processes that easily integrate with customers' internal teams and other key suppliers.

Solution

      We are a leading independent provider of advanced electronic design services to top-tier systems OEMs and semiconductor companies. We help these companies produce a broad range of technically advanced, semiconductor-related end products, especially system-on-chip, or SoC, integrated circuits. We believe that our scalable organizational and sales and marketing strategies allow us to offer competitive solutions. Our dedication to providing independent electronic design services allows us to service a broad range of customers, including industry leaders such as Texas Instruments, 3Com, Siemens, Intel and Lucent. The following are key elements of our solution:

      Depth and Breadth of Design Expertise. We design electronics for a broad range of products in applications such as networking, telecommunications, wireless, broadband, digital media and storage. We have worked on over 300 semiconductor and systems design projects since our inception in 1985. We employ over 175 highly skilled design engineers. Our engineers have an average of over 15 years of experience. We staff most of our engagements with senior and principal-level design engineers. We employ relatively few entry level designers, unlike conventional consulting firms that tend to have relatively few experienced individuals managing many junior consultants. Our model is designed to yield high quality solutions for our customers.

      Independence and Focus. We focus on providing design services rather than selling or licensing products. This focus gives us the independence needed to objectively select the optimal mix of technologies for our customers, unlike EDA, EMS and ASIC companies which may be limited to using internal technologies. This independence enables us to develop deep and broad relationships with leading suppliers to the electronics industry. Our model is designed to foster client trust and lasting industry relationships.

      Local Design Centers. We maintain close relationships with our customers by employing distributed engineering teams located geographically near our customers. We have 19 design centers in the United States and Canada. This proximity to our customers enables us to be more responsive to their needs and inspires confidence through one-on-one interactions. We perform our services either at our customers' premises or at our design centers. All design centers are connected by a corporate intranet and have access to a suite of advanced semiconductor and software development tools.

     Scalability and Flexibility through Remote Collaboration. We provide scalable and flexible solutions to our customers by employing a large base of engineers with a variety of specialized skills. We augment our local design centers with our corporate-wide infrastructure which includes internetworking, data management and collaboration software. While we operate local design centers as a way to establish and maintain customer relationships, we also provide our customers with the services of engineers in remote offices. Using this infrastructure, we can rapidly respond to changing or specialized customer needs, differentiating us from our competitors.

     Proven Engagement Models. We offer our customers the following three distinct engagement models:

    . outsourcing work to our design centers;

    . insourcing teams that work at our customers' facilities and integrate with our customers' design groups; and

    . E sourcing, or real-time remote collaboration between our design centers and our customers using Internet technology.

Strategy

     Our goal is to become the leading independent provider of electronic design services. Key elements of our strategy to achieve this goal are to continue to:

     Target High Growth Markets. We focus on vertical markets that are growing rapidly. Markets on which we are currently focused include networking, wireless, broadband and digital media. We are developing teams across our design centers with technological expertise for these and other specific markets. Each team develops specific software toolkits and methodologies to accelerate product development for customers in its market. We have the ability to provide entire product design outsourcing in specific markets. We believe that we are well positioned to leverage this capability as our customers accelerate their outsourcing.

     Attract and Retain Highly Qualified Design Engineers. We will continue to attract and retain highly qualified design engineers by offering them attractive professional development and compensation opportunities. We recruit engineers who have significant technical expertise and offer them the ability to accelerate their career development by working with sophisticated technologies in complex multi-vendor environments. We leverage our 19 design centers to recruit engineers from diverse locations. We employ seven full-time professional recruiters who maintain long-term relationships within the industry. We plan to expand our recruiting organization both domestically and internationally.

     Invest in the Advanced Technical Skills of our Engineers. We will continue to invest in the technical skills of our engineers so that they continue to develop strong capabilities in deploying advanced technologies. Our professional development program is designed to ensure high quality service offerings for our customers and also fosters job satisfaction for our engineers. We will continue to offer college tuition reimbursement, advanced technology training, internally developed training, seminars and internal technology forums. In addition, we work on technically challenging projects that expose our engineers to the latest offerings of leading technology suppliers.

     Pursue Strategic Acquisitions. We intend to continue to acquire businesses that will extend our services offerings or expand our geographic presence. We have acquired three businesses since May 1998. These acquisitions have extended our technical capabilities and service offerings and expanded our geographic presence in Silicon Valley and Ottawa, Canada.

      Expand Internationally. We intend to offer services and open design centers in new geographic markets. We expect to broaden our operations in the United States and Canada principally by expanding our existing infrastructure. We recently initiated operations in Europe, and we plan to establish a presence in Asia, including India and Japan.

      Leverage Our Branded Design Methodologies. We intend to leverage the skills of our distributed design teams by continuing to reuse, expand and exploit branded design methodologies. For example, we have developed and branded differentiated service offerings for complex system-on-chip, or SoC, designs and multi-million transistor ASIC designs. These branded design methodologies include the Intrinsix microPlatform methodology, the Intrinsix convergence methodology and the Intrinsix SoC verification methodology.

      Expand Strategic Relationships. We seek to continue to develop relationships with leading suppliers of technology solutions such as intellectual property, EDA and ASIC suppliers. These relationships provide us with business opportunities and access to emerging technologies.

      Expand E-services. Our e-services initiative provides us with new delivery mechanisms for our existing services by collaborating with our customers via the Internet. New e-services offerings will enable real-time, short-term, high value-added consulting engagements and Internet-enabled solutions for specific segments of the design process.

Service Offerings

      We deliver the following electronic design services:

      Systems Architectural Design. We offer systems architectural services within our four vertically oriented applications groups: networking, wireless, broadband and digital media. These services include system level analysis of product feature set requirements, computing and communications bandwidth analysis, hardware/software partitioning, cost, schedule and usability.

      ASIC and SoC Design. ASIC and SoC design services include microarchitectural design, behavioral design, register transfer level, or RTL, design, logic synthesis, power management, design for test, or DFT, timing analysis and closure, formal verification and physical design.

      System Verification. Our system verification services include behavioral simulation, logic simulation, simulation environment development, test-case development and compliance testing. We provide these services using hardware description languages such as Verilog and VHDL, C/C++ and specialized, high-level verification automation, or HLVA, languages and tools.

      Embedded Software Development. Our embedded software design services include design, implementation and porting of applications, protocols, run-time kernels, digital signal processing, or DSP, device drivers, diagnostics, chip support packages and other firmware. Our embedded software engineers work closely with integrated circuit design teams, using hardware, software and DSP co-development methodologies.

      Intellectual Property Integration. Our intellectual property integration services include selecting architectures and designing systems comprised of reusable intellectual property. This intellectual property may be implemented in hardware, such as a microprocessor, or in software, such as a real-time operating system. We integrate intellectual property from semiconductor companies, third-party providers and our customers' intellectual property portfolios. We maintain close business and technical relationships with leading suppliers of third-party intellectual property.

      Printed Circuit Board and FPGA Design. Our printed circuit board and field programmable gate array, or FPGA, services include FPGA design, FPGA simulation, microprocessor systems design, DSP systems design, board-level design and layout, and board-level verification.

      Mixed-Signal Design. Our mixed-signal integrated circuit design services include analog and radio frequency, or RF, architecture, modeling, design, layout and verification. We specialize in low-power, high-frequency wireless transmitters and receivers, analog-to-digital converters and digital-to-analog converters. Our services also include the integration of analog, RF, digital logic, third-party intellectual property and software into a single SoC integrated circuit.

Customers

      We have developed a strong customer base among systems OEMs and semiconductor companies that use our design services. In the three months ended March 31, 2000, Texas Instruments represented 26.3% and 3Com represented 8.4% of revenues, respectively. In 1999, Texas Instruments represented 24.0% and 3Com represented 13.0% of revenues. In 1998, Texas Instruments represented 18.2% of revenues. In 1997, Texas Instruments represented 16.9% and Genuity (formerly GTE Internetworking and BBN) represented 10.3% of revenues. The following chart provides a representative list of our major customers and some of the applications in each industry in which customers use our services.

 Customers                       Networking Applications


                                 Gigabit Ethernet Switching, Embedded
 Texas Instruments               Ethernet, ATM/SONET, Terabit Routing,
                                 Central Office IP Switching, Voice over
                                 Internet Protocol (VoIP), Network
                                 Processors, FibreChannel, Storage Area
                                 Networking

 3Com

 United States Government


 Siemens (now includes Infineon) Wireless Applications


 Intel
                                 3G Cellular, Bluetooth, Wireless
                                 Networking, Wireless Messaging, Satellite
                                 Television, Satellite Data Communications,
                                 GPS Receivers, Data Security

 Lucent


 Motorola
                                 Broadband Applications


 IBM

                                 Optical Network Interfaces, Optical Network
                                 Switching, DSL Modems, Cable Modems, Home
                                 Networking, V.90 Modems

 Nortel Networks


 Fujitsu
                                 Digital Media Applications


 Conexant
                                 Set-top Boxes, Digital Television, 3D
                                 Graphics, Voice Switching, Audio
                                 Processing, Video Compression and Editing,
                                 Image Processing, Ultrasound Imaging,
                                 Digital Light Processing

 Nokia


Sales and Marketing

      We market our services via a direct sales force of nine experienced sales professionals, the majority of whom have experience selling for leading EDA companies. We use a top-down selling approach targeted at CEO and Vice President levels to identify opportunities. Once an opportunity is identified, we deploy a sales team comprised of a salesperson and a project manager to price, propose and close engagements with the customer at the project manager level. We offer our sales and project managers financial incentives for business development.

      We build market awareness through a variety of programs, including public relations and leadership activities such as media relations, analyst relations and speaking engagements. We attract potential customers through lead generation activities that include trade shows, seminars, conferences and website marketing. We also produce materials to help support sales to prospective customers such as brochures, product sheets, white papers, presentations and product demonstrations. In addition, we encourage our engineers to author and publish technical articles. We generally limit our print advertising to high profile relationships with the key print media in our industry. These relationships consist of supplying editorial content, articles and technical reviews in exchange for advertising space.

      We believe that our relationships with intellectual property, EDA and ASIC suppliers are strategic to the growth of our customer base. These suppliers benefit from our relationship because we are independent, large and sophisticated and can provide high quality services on a where- and when-needed basis. These relationships are developed and maintained by both our sales force at the local level and our marketing team at the corporate level.

Competition

      Competition in the electronic design services market is intense. We expect competition to increase in the future. We face competition from:

    . internal design service groups of EDA companies such as Avant!, Cadence, Mentor Graphics and Synopsys, EMS companies such as Flextronics and Solectron, ASIC companies such as Actel, LSI Logic and Philips, and intellectual property and embedded software companies such as ARM, Artisan Components, SiCAN and Wind River Systems; and

    . independent design services companies such as Accent Design, Advanced Digital Design, ASIC Alliance, ASIC International, First Pass, I2P and Qualis.

      Furthermore, many of our existing and potential customers have the resources and capability to internally perform electronic design services. If these customers decided to expand and focus on developing their internal electronic design services, we would lose sales opportunities.

      Factors on which we compete include design and application expertise and experience, reputation, responsiveness, price, presence in diverse locations and ability to meet schedules. We believe that we compete favorably on these factors.

Employees

      As of March 31, 2000, we had 229 employees, including 179 in engineering, 14 in sales and marketing and 36 in general and administrative capacities. Our employees are not represented by a labor union or subject to a collective bargaining agreement. We believe that our employee relations are good.

Facilities

      We occupy as a tenant at will approximately 11,560 square feet of space at our headquarters in Westboro, Massachusetts. We occupy a total of approximately 47,879 square feet of space in 19 design centers and sales offices. We intend to expand our existing facilities to meet our growing needs and believe that suitable additional space will be available.

Legal Proceedings

      We are not a party to any material legal proceedings. From time to time, we may become a party to legal proceedings incidental to the conduct of our business.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

      The following table sets forth information with respect to our executive officers, directors and key employee as of March 31, 2000:

Name                              Age                  Position
----                              ---                  --------
James A. Gobes, Jr...............  41 Chief Executive Officer, Chairman of the
                                      Board of Directors and Director
Mark A. Beal.....................  39 Chief Technical Officer and Director
Brian C. Meeks...................  54 Chief Financial Officer, Treasurer, Clerk
                                      and Director
Romas P. Rudis...................  43 Director of Design Center Operations and
                                      Director
Maurice D. Hiers, Jr.............  48 Key Employee, Vice President of Sales
H. Kent Bowen (1)(2).............  58 Director
Gintaras R. Subatis (1)(2).......  47 Director
Wallace A. Cataldo (1)(2)........  50 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

      James A. Gobes, Jr. joined us in June 1986. He has served as our President since May 1993. Mr. Gobes served as our Vice President, Sales from 1987 to 1993. He became our Chief Executive Officer and chairman of the board of directors in February 2000. Mr. Gobes has served as a director since June 1987. Prior to joining us, he held a sales position at Texas Instruments, a semiconductor company. Mr. Gobes received a BS in Management Computer Science from Worcester Polytechnic Institute.

      Mark A. Beal joined us in August 1986. He served as our Vice President, Engineering from 1987 to February 2000. Mr. Beal became our Chief Technical Officer in February 2000. He has served as a director since June 1987. Prior to joining us, Mr. Beal served as a design center manager for LSI Logic, a semiconductor company. He received a BS in Electrical Engineering from Worcester Polytechnic Institute.

      Brian C. Meeks has served as our Chief Financial Officer and Treasurer since June 1998, as Assistant Treasurer and Clerk since October 1996, and as a director since June 1997. Prior to joining us, he served as Chief Financial Officer for Dove Associates, a strategic marketing and distribution consulting firm from February 1995 to May 1996. From April 1985 to December 1992, Mr. Meeks served as Chief Financial Officer of William M. Mercer's Eastern Region, an employee benefit consulting firm. From January 1983 to April 1985, he served as Chief Financial Officer for CTM Limited, an international electrical engineering consulting firm. Mr. Meeks received a Bachelor of Commerce from Concordia University and is a Canadian Chartered Accountant and a Massachusetts licensed CPA.

      Romas P. Rudis founded Intrinsix in 1985 and served as our President until May 1993. He served as our Director of Strategic Engineering until 1996 and has served as our Director of Design Center Operations since then. Mr. Rudis has served as a director since 1985 and served as chairman of the board of directors from May 1993 to February 2000. Prior to founding Intrinsix, he held technical positions at Advanced Micro Devices, a semiconductor company, and Data General, a computer company. Mr. Rudis received a BS and an MS in Electrical Engineering and a BS in Computer Science from the University of Michigan, as well as an MBA from Boston University.

      Maurice D. Hiers, Jr. has served as our Vice President of Sales since February 1999. Before joining us, he served as Vice President, North American Sales for MatrixOne, a provider of Internet business collaboration software from October 1997 to January 1999. From September 1996 to September 1997, Mr. Hiers served as the Director of Eastern Sales for Quickturn, a provider of verification products and engineering services for the design of electronic systems. From July 1995 to August 1996, he served as Vice President, Sales for Sente, a supplier of software and services for the estimation, analysis and reduction of power in integrated circuit designs. Prior to that time, Mr. Hiers served as Vice President, Eastern Sales for Viewlogic Systems, a provider of electronic product design software and services for advanced electronic systems, from March 1986 to July 1995. He received a BBA from New Mexico State University.

      H. Kent Bowen has served as a director since December 1999. He has been the Bruce Rauner Professor of Technology and Operations Management at Harvard Business School since 1992. Prior to joining Harvard Business School, Dr. Bowen was a professor of engineering at the Massachusetts Institute of Technology from 1970 to 1992. He currently serves as a director of Ceramics Process Systems, a provider of components for microelectronic devices. Dr. Bowen received a BS in Engineering from the University of Utah and a PhD in Engineering from the Massachusetts Institute of Technology.

      Gintaras R. Subatis has served as a director since 1985 and as our Treasurer and Chief Financial Officer from November 1985 to October 1994. Since December 1987, he has been a Project Manager and Assistant Vice President for Putnam Investments, an investment management company. Mr. Subatis co-founded Interlynx Technology Corporation, a web-based software company, in October 1994 and served in a senior management capacity until December 1995. He received a BSBA in Accounting from Suffolk University.

      Wallace A. Cataldo has served as a director since December 1999. From June 1975 to August 1999, he served in several capacities for Keane, a provider of custom software services, most recently serving as Vice President, Finance and Administration and Chief Financial Officer. Mr. Cataldo received a BS in Accounting from Bentley College.

Board Composition

      Following this offering, our board of directors will be divided into three staggered classes, each of whose members will serve for a three-year term. The board will consist of two Class I Directors (Messrs. Meeks and Subatis), three Class II Directors (Messrs. Beal, Bowen and Rudis) and two Class III Directors (Messrs. Cataldo and Gobes). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during 2001, 2002 and 2003, respectively.

      In October 1994, we issued a promissory note to Mr. Subatis, a director of ours. In connection with the issuance of this note, we also entered into a noncompete agreement with Mr. Subatis. The arrangement requires us to retain Mr. Subatis as a director for so long as the note remains in effect. We intend to use a portion of the proceeds of this offering to repay the outstanding balance of this note at the closing of this offering.

      Each officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Compensation Committee

      The board of directors has a compensation committee composed of Messrs. Bowen, Cataldo and Subatis, which makes recommendations concerning salaries and incentive compensation for our employees and administers and grants stock options under our stock option plans.

Director Compensation

      We reimburse each director for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and any of its committees. Currently, non-employee directors receive compensation in the amount of $250 for each board meeting or committee meeting attended. Following this offering, non-employee directors will receive compensation in the amount of $1,000 for each board meeting attended including telephonic meetings. Non-employee directors will be eligible for formula option grants under our 2000 Outside Director Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

      The current members of our compensation committee are Messrs. Bowen, Cataldo and Subatis. In 1999, the members of the compensation committee were Messrs. Beal, Gobes and Rudis, each of whom is an executive officer of ours. No executive officer has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity whose executive officers served as a member of the compensation committee of our board of directors. Prior to the formation of the compensation committee, the board of directors as a whole made decisions relative to the compensation of executive officers.

Executive Compensation

      The following table presents the compensation earned by our chief executive officer and our other two executive officers who were serving as executive officers on December 31, 1999 and whose salary and bonus for the year ended December 31, 1999 exceeded $100,000, referred to as the named executive officers.

                           Summary Compensation Table

                                                        Long-Term
                                                       Compensation
                                                          Awards
                                                       ------------
                                                        Securities
                                                        Underlying   All Other
                                       Salary   Bonus    Options    Compensation
                                      -------- ------- ------------ ------------
James A. Gobes, Jr................... $160,000 $29,187        --        $583(1)
 Chief Executive Officer
Mark A. Beal.........................  160,000  29,172        --         583(1)
 Chief Technical Officer
Brian C. Meeks.......................  128,750  22,736    60,000         583(1)
 Chief Financial Officer

--------
(1) Represents reimbursement for disability premiums paid by the respective individual.

Option Grants In Last Fiscal Year

      The following table presents each grant of stock options made to each of the named executive officers during the fiscal year ended December, 1999. These options vest in four equal annual installments on each of the first, second, third and fourth anniversaries of the date of grant, and the exercise price per share of each option was equal to the fair market value of the common stock on the date of grant, as determined by our board of directors.

      Potential realizable value is calculated assuming that the stock price on the date of grant appreciates at the indicated rate compounded annually until the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price.

                                        Individual Grants
                         -----------------------------------------------
                                                                         Potential Realizable
                                                                           Value at Assumed
                                                                           Annual Rates of
                         Number of      % of                                 Stock Price
                         Securities Total Options                          Appreciation for
                         Underlying  Granted to   Exercise or                Option Term
                          Options   Employees in  Base Price  Expiration --------------------
Name                      Granted    Fiscal Year   Per Share     Date       5%        10%
----                     ---------- ------------- ----------- ---------- --------- ----------
James A. Gobes, Jr......       --         --            --           --         --         --
Mark A. Beal............       --         --            --           --         --         --
Brian C. Meeks..........   15,000        1.1%        $1.60     04/01/09  $  15,093 $   38,250
                           45,000        3.2          2.03     09/28/09     57,450    145,588

Option Exercises and Year-End Option Values

      The following table presents option exercises and the value realized from those exercises during fiscal 1999, as well as unexercised options that were held at the end of fiscal 1999 by each named executive officer. The value realized represents the aggregate market value of the underlying securities on the exercise date, as determined by the board of directors, minus the aggregate exercise price paid for those shares. Also presented is the value of in-the-money options, which represents the aggregate market value of the underlying securities based on the assumed initial offering price of $10.00 per share, minus the aggregate exercise price payable for those shares.

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised         In-the-Money
                                                  Options at Fiscal         Options at Fiscal
                         Securities                   Year-End                  Year-End
                         Acquired on  Value   ------------------------- -------------------------
                          Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
                         ----------- -------- ----------- ------------- ----------- -------------
James A. Gobes, Jr......     --        --       56,250       168,750     $530,625    $1,591,875
Mark A. Beal............     --        --       28,125        84,375      265,313       795,938
Brian C. Meeks..........     --        --       22,500       127,500      213,450     1,124,850

Stock Plans

      Incentive Stock Option Plan. Our Incentive Stock Option Plan was initially adopted by our board of directors in March 1997 and approved by our stockholders in March 1997. As of March 31, 2000, 4,500,000 shares of common stock were authorized for issuance upon exercise of outstanding options under this plan, and options to purchase an aggregate of 3,918,455 shares of common stock at a weighted-average exercise price of $0.93 per share were outstanding under this plan.

      Under the Incentive Stock Option Plan eligible persons may be granted options intended to qualify as incentive stock options, under Section 422 of the Internal Revenue Code, and options that are not intended to so qualify. In accordance with present law, incentive stock options and options intended to qualify as performance-based compensation may not be granted at an exercise price less than the fair market value of the common stock on the date of grant. The plan is administered by the compensation committee of the board of directors.

      The terms of the stock options granted under this plan may not exceed ten years. The exercise price of options granted under this plan is determined by the board of directors. Options may only be granted to our officers and other employees, including members of the board of directors who are also employees. Under present law, however, incentive stock options may only be granted to employees.

      Options granted under this plan vest at the rate specified in each option agreement, which historically have specified vesting ratably over four years. Incentive stock options may only be exercised by the participant in the order in which they were granted. No stock option may be transferred by the participant other than by will or the laws of descent and distribution. Any shares of common stock acquired upon exercise of options under this plan are subject to our right of first refusal contained in our Bylaws.

      A participant whose relationship with us ceases for the reasons set forth below may exercise his or her options as follows:

Reason for Termination of Employment      Period of Exercisability
------------------------------------      ------------------------
death or disability of the participant    one year from date of termination
termination for cause, voluntary          immediate termination of all options
  termination by the participant without
  our consent
termination for any reason other than     three months from date of termination
  those listed above

      The board of directors may also terminate options granted to a participant if it determines that such participant has engaged in any act that is or has been deleterious to our best interests.

      The exercise price of incentive stock options granted to an option holder who owns stock possessing more than 10% of the voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant, and such option holder must exercise his or her option within five years from the date of the grant of such option.

      No participant in the Incentive Stock Option Plan may receive incentive stock options vesting in a calendar year having a fair market value at the time granted of more than $100,000.

      This plan provides for the full vesting and immediate exercisability of all options outstanding upon any of the following:

    .  a merger or consolidation where we are not the surviving corporation;
       and

    . the transfer, during any 12-month period, of at least 50% of the voting power of our outstanding capital stock to persons or entities who, prior to such 12-month period, did not own any shares of our capital stock.

      No options may be granted under this plan after March 26, 2007, but the vesting and effectiveness of options previously granted may extend beyond that date. Assuming the closing of this offering, Intrinsix does not intend to grant any additional options under this plan.

      Seva Technologies 1997 Stock Plan. In connection with our merger with Seva Technologies, we assumed the obligations of Seva Technologies under its 1997 Stock Plan. As of March 31, 2000, options to purchase 44,409 shares of common stock were outstanding under this plan at a weighted-average exercise price of $0.31 per share. No additional options will be granted under this plan.

      Under the Seva Technologies 1997 Stock Plan, eligible persons have been granted options intended to qualify as incentive stock options, unless Section 422 of the Internal Revenue Code, and options that are not intended to so qualify. In accordance with present law, incentive stock options and options intended to qualify as performance-based compensation may not be granted at an exercise price less than the fair market value of the common stock on the date of grant. The plan is administered by the compensation committee of the board of directors.

      The terms of the stock options granted under this plan will not exceed ten years. The exercise price of options granted under this plan was determined by the board of directors of Seva Technologies. The compensation committee of our board of directors has discretion to determine the terms and conditions of any options granted under this plan.

      The exercise price of incentive stock options granted to an optionholder who owns stock possessing more than 10% of the voting power of our outstanding capital stock must be equal to at least 110% of the fair market value of the common stock on the date of grant, and such option holder must exercise his or her option within five years from the date of the grant of such option.

      No participant in the Seva Technologies 1997 Stock Plan may receive incentive stock options vesting in a calendar year having a fair market value at the time granted of more than $100,000.

      In the event of our merger with or into another corporation, or the sale of substantially all of our assets, each outstanding option granted under the Seva Technologies 1997 Stock Plan shall be assumed; exchanged for an equivalent option or right substituted by the successor corporation; or shall terminate in accordance with the plan.

      2000 Stock Incentive Plan. Our 2000 Stock Incentive Plan was adopted by our board of directors in March 2000 and approved by our stockholders in April 2000. A maximum of 2,000,000 shares of common stock have been made available for grant under the 2000 Stock Incentive Plan.

      The 2000 Stock Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards.

      Our employees, officers, directors, consultants and advisors and those of our subsidiaries are eligible to receive awards under the 2000 Stock Incentive Plan. Under present law, however, incentive stock options may be granted only to employees. Under the 2000 Incentive Stock Option Plan, no participant may receive an award for more than 200,000 shares, subject to adjustment in the event of stock splits and other similar events, in any calendar year.

      In accordance with present law, incentive stock options and options intended to qualify as performance-based compensation may not be granted at an exercise price less than the fair market value of the common stock on the date of grant. The exercise price of incentive stock options granted to an option holder who owns stock possessing more than 10% of the voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant, and such option holder must exercise his or her option within five years from the date of the grant of such option. We may grant nonstatutory options at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant.

      Optionees may pay the exercise price of their options by cash, check or delivery of shares of our common stock owned by the optionee for at least six months prior to their delivery, valued at their fair market value as determined by our board of directors. Our board of directors, in its discretion, may permit payment of the option exercise price by delivery of an irrevocable undertaking by a creditworthy broker, delivery by the optionee of a copy of irrevocable instructions to a creditworthy broker, delivery of a promissory note of the option holder, payment of other lawful consideration, or any combination of the permitted forms of payment.

      Our board of directors administers the 2000 Stock Incentive Plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 Stock Incentive Plan and to interpret its provisions. Our board may delegate authority under the 2000 Stock Incentive Plan to one or more of its committees and, subject to certain limitations, to one or more of our executive officers. Our board of directors has authorized the compensation committee to administer the 2000 Stock Incentive Plan, including the granting of options to our executive officers. Subject to any applicable limitations contained in the 2000 Stock Incentive Plan, our board of directors, our compensation committee or any other committee or executive officer to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

    . the number of shares of common stock covered by options and the dates upon which such options become exercisable;

    .  the duration of options;

    .  the exercise price of options; and

    . the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

      Our board of directors may at any time provide for the acceleration of the vesting of any options, the removal of restrictions on any restricted stock awards and the acceleration of the vesting of or the removal of restrictions on any other stock-based awards, as the case may be.

      In the event of an acquisition event, our board of directors must provide that all outstanding options under the 2000 Stock Incentive Plan be assumed or substituted for by the acquiror. If the acquiror does not agree to the assumption or substitution of outstanding options, then our board of directors must provide for the full acceleration of all outstanding options for a specified period of time followed by termination of any unexercised options. However, in the event of an acquisition event involving a cash payment to our stockholders, our board of directors may instead provide for the termination of all outstanding options upon the acquisition event in exchange for a cash payment by us to all option holders.

      Upon an acquisition event, our repurchase and other rights under outstanding restricted stock awards shall inure to the benefit of our successor. Our board of directors shall specify the effect of an acquisition event on any other stock-based award at the time of grant of such award.

      For purposes of the 2000 Stock Incentive Plan, an "acquisition event" means the occurrence of a merger, consolidation or statutory share exchange transaction.

      No option may be granted under the 2000 Stock Incentive Plan after March 2010, but the vesting and effectiveness of options previously granted may extend beyond that date. The board of directors may amend, suspend or terminate the 2000 Stock Incentive Plan or any portion thereof at any time, except that, no award granted after an amendment to the 2000 Stock Incentive Plan and designated as subject to Section 162(m) of the Internal Revenue Code by our board of directors shall become exercisable, realizable or vested, to the extent such amendment was required to grant such award, unless and until such amendment is approved by our stockholders.

      2000 Outside Director Stock Option Plan. Our 2000 Outside Director Stock Option Plan was adopted by our board of directors in March 2000 and approved by our stockholders in April 2000. Under the terms of the 2000 Outside Director Stock Option Plan, directors who are not our employees or employees of our subsidiaries receive non-qualified options to purchase shares of our common stock. A total of 200,000 shares of our common stock may be issued upon exercise of options granted under the 2000 Outside Director Stock Option Plan.

      The board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 Outside Director Stock Option Plan. Under the terms of the 2000 Outside Director Stock Option Plan, each non-employee director continuing as a director following this offering will receive an option to purchase 5,000 shares of our common stock on the effective date of this offering at a price per share equivalent to the initial offering price. In addition, each such non-employee director will receive an option to purchase 2,500 shares of our common stock on the date of each annual meeting of stockholders commencing with the 2001 annual meeting of stockholders, at an exercise price per share equal to the closing price of our common stock on the date of grant. In addition, individuals who become directors after this offering and are not our employees will receive an option to purchase 5,000 shares of common stock on the date of his or her initial election to the board of directors and an option to purchase 2,500 shares of our common stock on the date of each annual meeting of stockholders after his or her election. The exercise price per share of such options will be the closing price per share of our common stock on the date of the grant. All options granted under the 2000 Outside Director Stock Option Plan will be fully vested upon grant.

      2000 Employee Stock Purchase Plan. Our 2000 Employee Stock Purchase Plan was adopted by our board of directors in March 2000 and approved by our stockholders in April 2000. The 2000 Employee Stock Purchase Plan authorizes the issuance of up to a total of 1,000,000 shares of common stock to participating employees.

      All of our employees, whose customary employment is more than 20 hours per week for more than five months in any calendar year, including our directors who are employees, and all employees of any participating subsidiaries, are eligible to participate in the 2000 Employee Stock Purchase Plan. Employees who would immediately after the grant own five percent or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate. As of March 31, 2000, approximately 234 of our employees were eligible to participate in the 2000 Employee Stock Purchase Plan.

      On the first day of a designated payroll deduction period, the offering period, we will grant to each eligible employee who has elected to participate in the 2000 Employee Stock Purchase Plan an option to purchase shares of common stock as follows: the employee may authorize an amount, up to 10% of his or her base pay to be deducted from his or her base pay during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the 2000 Employee Stock Purchase Plan, the option price is an amount equal to 85% of the average market price per share of the common stock on either the first day or the last day of the offering period, whichever is lower. In no event may an employee purchase in any one offering period a number of shares which exceeds the number of shares determined by dividing the product of (i) $2,083.33 and (ii) the number of full months in the offering period by the closing market price of a share of common stock on the commencement date of the offering period or such other lower number as may be determined by the board prior to the commencement date of the offering period. The compensation committee may, in its discretion, choose an offering period of 12 months or less for each offering and may choose a different offering period for each offering.

      An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. However, upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the participant's account would purchase at the date of death.

      Because participation in the 2000 Employee Stock Purchase Plan is voluntary, currently we cannot determine the number of shares of common stock to be purchased by any particular current executive officer, by all current executive officers as a group or by non-executive employees as a group.

401(k) Plan

      We offer a 401(k) plan to our United States employees who have completed six months of service with us. Under the terms of the plan, employees may contribute 1% to 20% of their compensation within certain limitations. Each year, we make matching contributions equal to 50% of each participant's elective deferral up to a maximum of 6% of the participant's yearly compensation. During 1997, 1998 and 1999, we contributed approximately $150,000, $242,000 and $375,000, respectively, to the 401(k) plan.

Change in Control Arrangements

      Our Incentive Stock Option Plan provides for the full vesting and immediate exercisability of all options outstanding upon a merger or consolidation where Intrinsix is not the surviving corporation and the transfer, during any 12-month period, of at least 50% of the voting power of our outstanding capital stock to persons or entities who, prior to such 12-month period, did not own any shares of our capital stock.

      In the event of our merger with or into another corporation, or the sale of substantially all of our assets our board of directors must provide that each outstanding option granted under the Seva Technologies 1997 Stock Plan be assumed; exchanged for an equivalent option or right substituted by the successor corporation; or terminate in accordance with the plan.

      Our board of directors may at any time provide for the acceleration of the vesting of any options, the removal of restrictions on any restricted stock awards and the acceleration of the vesting of or the removal of restrictions on any other stock-based awards, as the case may be.

      In the event of an acquisition event, our board of directors must provide that all outstanding options under the 2000 Stock Incentive Plan be assumed or substituted for by the acquiror. If the acquiror does not agree to the assumption or substitution of outstanding options, our board of directors must provide for the full acceleration of all outstanding options for a specified period of time followed by termination of any unexercised options. However, in the event of an acquisition event involving a cash payment to our stockholders, our board of directors may instead provide for the termination of all outstanding options upon the acquisition event in exchange for a cash payment by us to all option holders.

                              CERTAIN TRANSACTIONS

      In October 1994, we repurchased 3,141,825 shares of our common stock from Gintaras Subatis, a director of ours, pursuant to an Agreement dated October 1, 1994 between us and Mr. Subatis. In connection with this repurchase, we issued to Mr. Subatis a promissory note in the amount of $418,910 with an 8.0% annual interest rate. This note is secured by certain of our assets pursuant to a Security Agreement dated November 22, 1994 between us and Mr. Subatis. The principal and interest on the note is payable in monthly installments of $5,922 with the final payment due on September 1, 2002. As of April 1, 2000, we had repaid a total of $264,294 in principal and interest to Mr. Subatis with a remaining balance of $155,686. We intend to use a portion of the proceeds of this offering to prepay the outstanding balance of this note at the closing of this offering.

      In connection with the repurchase of common stock held by Mr. Subatis, we also entered into a noncompete agreement, barring Mr. Subatis from entering into competition with us. In exchange for this commitment, we have ongoing monthly payments of $835 through September 2002. We are also required to retain Mr. Subatis as a director for so long as the promissory note remains in effect. We intend to use a portion of the proceeds of this offering to prepay the remaining payments under the noncompete agreement at the closing of this offering.

      The note issued to Mr. Subatis is subordinated to the Loan and Security Agreement dated January 13, 2000 between us and BankBoston, N.A. pursuant to a Subordination Agreement (Debts) dated January 13, 2000 between us and Mr. Subatis and a Subordination Agreement (Liens) dated January 13, 2000 between us and Mr. Subatis.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2000, by:

    . each stockholder known to us to be the beneficial owner of more than 5% of common stock;

    . each of our directors;

    . each named executive officer; and

    . all of our directors and executive officers as a group.

      The address of each beneficial owner listed below is c/o Intrinsix Corp., 33 Lyman Street, Westboro, Massachusetts 01581.

      All options exercisable within 60 days of March 31, 2000, are reported as currently exercisable. The shares issuable under these options are treated as if outstanding for computing the percentage ownership of the person holding these options but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

      This table assumes that the underwriters do not exercise their over-allotment option.

      Except as otherwise indicated, each stockholder listed in the table has sole voting and investment powers over the common stock owned by him or share such powers with his spouse. Beneficial ownership is determined under the rules of the Securities and Exchange Commission.

                                      Shares Beneficially  Shares Beneficially
                                         Owned Prior to        Owned After
                                          the Offering         the Offering
                                      -------------------- --------------------
Name                                   Number   Percentage  Number   Percentage
----                                  --------- ---------- --------- ----------
Romas P. Rudis......................  3,094,950    30.3%   3,094,950    21.6%
Mark A. Beal(1).....................  3,144,450    30.7    3,144,450    22.1
James A. Gobes, Jr.(2)..............  1,996,275    19.4    1,996,275    14.0
Brian C. Meeks(3)...................     26,250       *       26,250       *
W. Kent Bowen.......................         --       *           --       *
Wallace A. Cataldo..................         --       *           --       *
Gintaras R. Subatis.................         --       *           --       *
All directors and executive officers
  as a group (7 persons)(4).........  8,261,925    80.0%   8,261,925    57.7%

--------
 * Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1) Includes 28,125 shares issuable upon the exercise of options exercisable within sixty days of March 31, 2000.

(2) Includes 56,250 shares issuable upon the exercise of options exercisable within sixty days of March 31, 2000.

(3) Consists of 26,250 shares issuable upon the exercise of options exercisable within sixty days of March 31, 2000.

(4) Includes 110,625 shares issuable upon the exercise of options exercisable within sixty days of March 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock currently consists of:

    .  70,000,000 shares of common stock; and

    . 5,000,000 shares of preferred stock, all of which are undesignated and remain available for issuance.

      As of March 31, 2000 shares of our common stock were held of record by 105 stockholders.

      After giving effect to this offering and based upon our outstanding stock, there will be 14,228,930 shares of common stock outstanding, excluding shares of common stock reserved for issuance upon the exercise of options granted under our stock option plans. All of these shares will be fully paid and nonassessable. No shares of preferred stock will be outstanding at the closing of this offering.

Common Stock

      Holders of common stock are entitled to one vote per share in all matters to be voted upon by stockholders and do not have cumulative voting rights. Subject to rights of any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities and any preference payments on any outstanding preferred stock.

      Holders of common stock have no preemptive rights or other subscription rights and no rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Preferred Stock

      Our board of directors is authorized, without any further vote or action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix, before issuance, the number of shares to be included in any series. The board of directors can also designate the relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of any series.

      Our board of directors has the authority to determine any of the following for each series:

    . the number of shares and the designation to distinguish the shares from any other series;

    .  the voting powers;

    . the redemption provisions, including the redemption price or prices to be paid;

    . the dividend rate, whether or not any dividends will be cumulative, and the dates and preferences of dividends;

    . the rights upon our voluntary or involuntary dissolution, or upon any distribution of our assets;

    . any provisions permitting shares to be converted into, or exchanged for, shares of any other class or any other series of the same or any other class of stock, or any other security, of ours or any other corporation, and the prices or the applicable rates of exchange;

    . any right to subscribe for or to purchase any of our securities or those of any other corporation;

    . any provisions of a sinking fund applicable to that series; and

    . any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions.

      The issuance of preferred stock could adversely affect the rights of holders of common stock. For example, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock. In addition, any issuance could have the effect of delaying or preventing a change in control and could make the removal of our present management more difficult. Upon the closing of this offering, there will be no shares of preferred stock outstanding and we have no present plans to issue shares of preferred stock.

Massachusetts Law and Certain Provisions of our Amended and Restated Articles of Organization and Amended and Restated Bylaws

      Our Amended and Restated Articles of Organization provide that we will be subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law, following this offering. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction which results in the stockholder becoming an interested stockholder, unless:

    . our board of directors approves the business combination or transaction which results in the stockholder becoming an interested stockholder prior to such event; or

    . the interested stockholder acquires at least 90% of our outstanding voting stock, excluding shares held by certain of our directors who also serve as our officers and by certain employee stock plans, at the time it becomes an interested stockholder; or

    . the business combination is approved by both the board of directors and the holders of two-thirds of our outstanding voting stock at a meeting of stockholders, excluding shares held by the interested stockholder.

      Under Massachusetts General Laws, you would be deemed to be an interested stockholder of ours if you, together with your affiliates and associates, own (or at any time within the prior three years have owned) 5% or more of our outstanding voting stock. Massachusetts General Laws defines the term business combination to include a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder.

      Since we are a publicly-held Massachusetts corporation, Massachusetts General Laws Chapter 156B, Section 50A requires us to have a classified board of directors consisting of three classes as nearly equal in size as possible, unless we elect to opt out of the statute's coverage. Our Amended and Restated Bylaws contain provisions which give effect to Section 50A.

      Our Amended and Restated Bylaws include a provision excluding us from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. Our board of directors may amend our Amended and Restated Bylaws at any time to subject us to this statute prospectively.

      Our Amended and Restated Bylaws require us to call a special stockholders meeting at the request of stockholders holding at least 80% of our voting power. Any stockholder seeking to solicit requests to call a special meeting of stockholders must notify us by notice in writing.

      Our Amended and Restated Articles of Organization provide that our directors and officers shall be indemnified by us to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of us. In addition, our Amended and Restated Articles of Organization provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they

    . violated their duty of loyalty to us or our stockholders;

    . acted in bad faith;

    . knowingly or intentionally violated the law;

    . authorized legal dividends or redemptions; or

    . derived an improper personal benefit from their action as directors.

      We intend to increase the coverage of our insurance policy which insures our directors and officers against certain losses and which insures us against certain of our obligations to indemnify such directors and officers.

      Our Amended and Restated Articles of Organization provide that the following corporate actions may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that the transactions have been authorized by a majority of the members of the board of directors and the requirements of any other applicable provisions of our Amended and Restated Articles of Organization have been met:

    . any amendment to our Amended and Restated Articles of Organization;

    . the sale, lease or exchange of all or substantially all of our property and assets; or

    . our merger or consolidation with or into another corporation.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

      Before this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the prevailing market price of our common stock and impair our ability to raise equity capital in the future.

      Upon the closing of this offering based on the number of shares outstanding at March 31, 2000, we will have 14,228,930 outstanding shares of common stock. Of these shares, the 4,000,000 shares sold in the offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our affiliates. The term affiliate is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders.

      The remaining 10,228,930 shares outstanding are restricted securities within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act, which are summarized below. Sales of restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.

      Holders of approximately   % of the remaining 10,228,930 shares
outstanding, including all of our officers and directors, have entered into lock-up agreements which generally provide that they will not offer, sell, contract to sell or grant any option to purchase or transfer or dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of CIBC World Markets Corp.

      Notwithstanding possible earlier eligibility for sale under the Securities Act, shares subject to lock-up agreements will not be salable until these agreements expire or are waived by CIBC World Markets Corp. Taking into account the lock-up agreements, and assuming CIBC World Markets Corp. does not release stockholders from these agreements, the following restricted shares will be eligible for sale in the public market at the following times:

    . after the completion of this offering,    shares will be eligible for
      sale, subject to volume, manner of sale and other limitations under Rule 144; and

    . beginning 180 days after the completion of this offering, all 10,228,930 shares will be eligible for sale in the public market, subject to the provisions of Rule 144, Rule 144(k) or Rule 701 under the Securities Act.

      In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    . one percent of the number of shares of common stock then outstanding, which will equal approximately shares immediately after the offering; or

    . the average weekly trading volume of the common stock during the four calendar weeks immediately before the sale.

      Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about us.

      Under Rule 144(k), a person who is not considered to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

      Our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to resell these shares in reliance upon Rule 701. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

      We intend to file registration statements under the Securities Act as promptly as possible after the effective date of this prospectus to register shares to be issued under our employee benefit plans. As a result, any options or rights exercised under any of our existing stock option plans after the effectiveness of the registration statements will also be freely tradable in the public market, subject to the 180-day lockup agreements. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise exempt under Rule 701. As of March 31, 2000, there were outstanding options for the purchase of 3,962,864 shares of common stock, and options to purchase 733,388 of these shares were exercisable.

                                  UNDERWRITING

      We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp. and Adams, Harkness & Hill, Inc. are acting as representatives of the underwriters.

      The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   CIBC World Markets Corp...........................................
   Adams, Harkness & Hill, Inc. .....................................
                                                                       ---------
     Total...........................................................  4,000,000
                                                                       =========

      The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

      The shares should be ready for delivery on or about      , 2000 against
payment in immediately available funds. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to other securities dealers at such price less a concession of
$   per share. The underwriters may also allow, and such dealers may reallow, a
concession not in excess of $   per share to other dealers. After the shares
are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

      We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 600,000 additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to public will be $46.0 million, the total proceeds to us will be $41.7 million, assuming an initial public offering price of $10 per share. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

      The following table provides information regarding the amount of the discount to be paid to the underwriters by us.

                                   Total Without Exercise of Total With Full Exercise of
                         Per Share   Over-Allotment Option      Over-Allotment Option
                         --------- ------------------------- ---------------------------
Intrinsix Corp..........
                           ----             ------                     ------
Total...................

      We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $1.1 million.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

      We, our officers and directors and substantially all other stockholders have agreed to a 180-day "lock up" with respect to shares of common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp.

      The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

      The underwriters have reserved for sale up to 200,000 shares for employees, directors and other persons associated with us. These reserved shares will be sold at the initial public offering price that appears on the cover page of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by such persons.

      There is no established trading market for the shares. The offering price for the shares has been determined by us and the representatives, based on the following factors:

    . the history and prospects for the industry in which we compete;

    . our past and present operations;

    . our historical results of operations;

    . our prospects for future business and earning potential;

    . our management;

    . the general condition of the securities markets at the time of this offering;

    . the recent market prices of securities of generally comparable companies; and

    . the market capitalization and stages of development of other companies which we and the representatives believe to be comparable to us.

      Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

    . Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

    . Over-allotments and syndicate covering transactions -- The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment options.

    . Penalty bids -- If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

    . Passive market making -- Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares of common stock, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

      Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

      Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transations may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

      Michael Gobes, an employee of CIBC World Markets Corp., beneficially owns 1,500 shares of our common stock. Pursuant to the Rules of the National Association of Securities Dealers, the shares held by Michael Gobes will be restricted from sale, transfer, assignment, or hypothecation for a period of one year from the effective date of the offering except to NASD members participating in the offering and the officers or partners thereof.

Listing

      We have applied for the listing of our common stock on the Nasdaq National Market under the symbol "ITRX."

                                 LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon for Intrinsix Corp. by Hale and Dorr LLP, Boston, Massachusetts, and for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

      The consolidated financial statements of Intrinsix Corp. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the consolidated financial statements to reflect a merger accounted for as a pooling-of-interests), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The statement of revenues and direct expenses of the Design Division of Telexis Corporation for the year ended December 31, 1999, included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in note 6), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act to offer shares of our common stock. This prospectus is only a part of the registration statement and does not contain all of the information included in the registration statement. Further information about us and our common stock can be found in the registration statement. The rules and regulations of the Securities and Exchange Commission allow us to omit various information from the prospectus that is included in the registration statement. Statements made in this prospectus about the contents of any contract, agreement or other document are summaries. If we filed any of those documents as exhibits to the registration statement, you may read the document itself for a complete description of its terms.

      The registration statement and the related exhibits and schedules filed by us with the Securities and Exchange Commission can be inspected and copies obtained at prescribed rates from the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

      You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

      The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information about registrants that file electronically with the Securities and Exchange Commission, like us, at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

INTRINSIX CORP.

Independent Auditors' Report..............................................  F-2

Consolidated Balance Sheets as of December 31, 1998 and 1999 and
  (unaudited) March 31, 2000..............................................  F-3

Consolidated Statements of Income for the years ended December 31, 1997,
  1998 and 1999 and (unaudited) the three months ended March 31, 1999 and
  2000....................................................................  F-4

Consolidated Statements of Stockholders' Equity for the years ended
  December 31, 1997, 1998 and 1999 and (unaudited) the three months ended
  March 31, 2000..........................................................  F-5

Consolidated Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999 and (unaudited) the three months ended March 31,
  1999 and 2000...........................................................  F-6

Notes to Consolidated Financial Statements................................  F-7

THE DESIGN DIVISION OF TELEXIS CORPORATION

Independent Auditors' Report.............................................. F-17

Statement of Revenues and Direct Expenses................................. F-18

Notes to Statement of Revenues and Direct Expenses........................ F-19

                       INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Intrinsix Corp.:

      We have audited the accompanying consolidated balance sheets of Intrinsix Corp. and its subsidiaries (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

      As described in Note 3 to the consolidated financial statements, the consolidated financial statements have been restated to reflect a merger accounted for as a pooling-of-interests.

Deloitte & Touche LLP
Boston, Massachusetts

March 17, 2000 (April 19, 2000 as to the effects of the stock split described in Note 2)

                                INTRINSIX CORP.

                          CONSOLIDATED BALANCE SHEETS

                                                December 31,
                                            ----------------------   March 31,
                                               1998        1999        2000
                                            ----------  ----------  -----------
                                                                    (unaudited)
                  ASSETS
Current assets:
 Cash and cash equivalents................  $  235,504  $  231,302  $   453,801
 Accounts receivable, net of allowance for
   doubtful accounts of $15,000, $133,000
   and $148,000 in 1998, 1999 and 2000,
   respectively...........................   2,489,237   3,329,033    5,303,436
 Unbilled accounts receivable.............      15,726     888,836      448,906
 Prepaid expenses and other current
   assets.................................     219,288     401,108      952,079
                                            ----------  ----------  -----------
  Total current assets....................   2,959,755   4,850,279    7,158,222
Property and equipment, net...............   1,301,240   1,349,525    1,492,520
Other assets..............................      40,886      59,062       65,507
Deferred tax assets.......................       1,960         --           --
Goodwill..................................      74,799   1,374,547    1,312,915
                                            ----------  ----------  -----------
  Total assets............................  $4,378,640  $7,633,413  $10,029,164
                                            ==========  ==========  ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt........  $   54,674  $  359,212  $   359,212
 Line of credit...........................     350,000         --     1,250,000
 Accounts payable.........................     360,357     983,402    1,240,732
 Accrued compensation and benefits........     525,218     952,937    1,280,974
 Accrued income taxes.....................      97,536     529,106      668,436
 Other accrued expenses...................     247,396     334,148      289,418
 Deferred tax liabilities.................     115,973      55,657       55,340
                                            ----------  ----------  -----------
  Total current liabilities...............   1,751,154   3,214,462    5,144,112
                                            ----------  ----------  -----------
Long-term debt, less current portion......     181,701   1,015,689    1,001,326
                                            ----------  ----------  -----------
Deferred tax liabilities..................      58,692         --           --
                                            ----------  ----------  -----------
Commitments and contingencies (Note 9)....
Stockholders' equity:
Common stock, no par value, 12,000,000
  shares authorized; 11,755,253 shares
  issued in 1998, 1999 and 2000...........     226,510     272,798      478,798
Retained earnings.........................   2,396,124   3,324,235    3,505,647
Treasury stock, 1,881,007, 1,713,448 and
  1,526,323 shares at cost in 1998, 1999
  and 2000, respectively..................    (235,541)   (193,771)     (97,436)
Accumulated other comprehensive loss......         --          --        (3,283)
                                            ----------  ----------  -----------
  Total stockholders' equity..............   2,387,093   3,403,262    3,883,726
                                            ----------  ----------  -----------
   Total liabilities and stockholders'
     equity...............................  $4,378,640  $7,633,413  $10,029,164
                                            ==========  ==========  ===========

                See notes to consolidated financial statements.

                                INTRINSIX CORP.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                  Three Months Ended
                                Year Ended December 31,                March 31,
                          -------------------------------------  ----------------------
                             1997         1998         1999         1999        2000
                          -----------  -----------  -----------  ----------  ----------
                                                                      (unaudited)
Revenues................  $16,329,847  $23,474,943  $30,656,863  $7,210,045  $9,929,698
Cost of revenues
  (includes stock-based
  compensation of
  $30,213 for the year
  ended December 31,
  1999 and $148,600 for
  the three months ended
  March 31, 2000).......   10,638,264   14,176,582   18,500,931   4,410,840   5,744,312
                          -----------  -----------  -----------  ----------  ----------
 Gross profit...........    5,691,583    9,298,361   12,155,932   2,799,205   4,185,386
                          -----------  -----------  -----------  ----------  ----------
Operating expenses:
 Research and
   development
   expenses.............      283,575      723,437      978,545     272,072     279,106
 Selling, general and
   administrative
   expenses (includes
   stock-based
   compensation of
   $16,075 for the year
   ended December 31,
   1999 and $57,400 for
   the three months
   ended March 31,
   2000)................    4,551,782    7,574,043    9,564,004   2,104,116   3,424,606
                          -----------  -----------  -----------  ----------  ----------
  Total operating
    expenses............    4,835,357    8,297,480   10,542,549   2,376,188   3,703,712
                          -----------  -----------  -----------  ----------  ----------
Operating income........      856,226    1,000,881    1,613,383     423,017     481,674
                          -----------  -----------  -----------  ----------  ----------
Other income (expense):
 Other income...........       88,823       31,865       19,404       2,593         --
 Interest expense.......      (38,722)     (49,303)     (35,345)    (17,371)    (30,811)
                          -----------  -----------  -----------  ----------  ----------
  Total other income
    (expense)...........       50,101      (17,438)     (15,941)    (14,778)    (30,811)
                          -----------  -----------  -----------  ----------  ----------
Income before income tax
  provision.............      906,327      983,443    1,597,442     408,239     450,863
Income tax provision....      400,529      382,709      669,331     165,771     269,451
                          -----------  -----------  -----------  ----------  ----------
Net income..............  $   505,798  $   600,734  $   928,111  $  242,468  $  181,412
                          ===========  ===========  ===========  ==========  ==========
Basic earnings per
  share.................  $      0.05  $      0.06  $      0.09  $     0.02  $     0.02
                          ===========  ===========  ===========  ==========  ==========
Diluted earnings per
  share.................  $      0.05  $      0.06  $      0.08  $     0.02  $     0.01
                          ===========  ===========  ===========  ==========  ==========
Shares for basic
  computation...........    9,501,820    9,668,281    9,925,488   9,881,198  10,114,811
                          ===========  ===========  ===========  ==========  ==========
Shares for diluted
  computation...........    9,531,188   10,316,240   12,364,656  11,618,565  13,407,040
                          ===========  ===========  ===========  ==========  ==========



                See notes to consolidated financial statements.

                                INTRINSIX CORP.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                    Accumulated
                            Common Stock                               Other
                         -------------------  Retained  Treasury   Comprehensive Comprehensive
                           Shares    Amount   Earnings    Stock    Income (Loss)    Income       Total
                         ---------- -------- ---------- ---------  ------------- ------------- ----------
BALANCE, JANUARY 1,
  1997.................. 11,755,253 $226,510 $1,289,592 $(333,448)    $   --                   $1,182,654
 Issuance of 23,648
   shares of common
   stock (including 75
   on exercise of
   options).............        --       --         --      4,212         --                        4,212
 Net
   income/comprehensive
   income...............        --       --     505,798       --          --       $505,798       505,798
                         ---------- -------- ---------- ---------     -------      ========    ----------
BALANCE, DECEMBER 31,
  1997.................. 11,755,253  226,510  1,795,390  (329,236)        --                    1,692,664
 Issuance of 263,542
   shares of common
   stock on exercise of
   options and 150,000
   shares of common
   stock for a business
   combination..........        --       --         --     99,944         --                       99,944
 Repurchase of 41,118
   shares...............                                   (6,249)                                 (6,249)
 Net
   income/comprehensive
   income...............        --       --     600,734                   --       $600,734       600,734
                         ---------- -------- ---------- ---------     -------      ========    ----------
BALANCE, DECEMBER 31,
  1998.................. 11,755,253  226,510  2,396,124  (235,541)        --                    2,387,093
 Issuance of 167,558
   shares of common
   stock (including
   157,690 on exercise
   of options)..........                 --         --     41,770         --                       41,770
 Stock-based
   compensation.........        --    46,288        --        --          --                       46,288
 Net
   income/comprehensive
   income...............        --       --     928,111       --          --       $928,111       928,111
                         ---------- -------- ---------- ---------     -------      ========    ----------
BALANCE, DECEMBER 31,
  1999.................. 11,755,253  272,798  3,324,235  (193,771)        --                    3,403,262
Unaudited:
 Issuance of 187,125
   shares of common
   stock (including
   176,625 on exercise
   of options)..........        --       --         --     96,335         --                       96,335
 Stock-based
   compensation.........        --   206,000        --        --          --                      206,000
 Comprehensive income
   (loss):
 Foreign currency
   translation loss.....        --       --         --        --       (3,283)     $ (3,283)       (3,283)
 Net income.............        --       --     181,412       --          --        181,412       181,412
                                                                                   --------
 Comprehensive income...        --       --         --        --          --       $178,129           --
                         ---------- -------- ---------- ---------     -------      ========    ----------
BALANCE, MARCH 31, 2000
  (UNAUDITED)........... 11,755,253 $478,798 $3,505,647 $ (97,436)    $(3,283)                 $3,883,726
                         ========== ======== ========== =========     =======                  ==========

                See notes to consolidated financial statements.

                                INTRINSIX CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              Three Months Ended
                             Year Ended December 31,               March 31,
                        -----------------------------------  ----------------------
                          1997        1998         1999        1999        2000
                        ---------  -----------  -----------  ---------  -----------
                                                                  (unaudited)
Cash flows from
  operating
  activities:
 Net income...........  $ 505,798  $   600,689  $   928,111  $ 242,468  $   181,412
 Adjustments to
   reconcile net
   income to net cash
   provided by
   operating
   activities:
  Depreciation and
    amortization......    231,976      494,547      787,276    132,856      254,543
  Bad debt expense....      7,249      255,008      139,526      5,000       14,573
  Gain on disposal of
    assets............        --           --        (5,652)       --           --
  Stock-based
    compensation......        --           --        46,288        --       206,000
  Deferred income
    taxes.............     65,439       70,213     (117,052)   (16,836)        (317)
  Changes in assets
    and liabilities
    (net of effect
    from
    acquisitions):
   Accounts
     receivable.......   (602,052)    (733,436)    (979,322)  (781,807)  (1,988,976)
   Unbilled accounts
     receivable.......        --       105,621     (873,110)  (333,566)     439,930
   Prepaid expenses
     and other current
     assets...........   (478,993)     170,188     (199,997)   (39,329)    (557,416)
   Accounts payable...    456,322     (168,940)     623,045    158,797      257,330
   Accrued expenses...     36,565       28,466      289,111    340,948      283,307
   Accrued income
     taxes............     60,474     (109,264)     431,570    165,442      139,330
                        ---------  -----------  -----------  ---------  -----------
     Net cash provided
       by (used for)
       operating
       activities.....    282,778      713,092    1,069,794   (126,027)    (770,284)
Cash flows from
  investing
  activities:
 Purchase of property
   and equipment......   (408,595)  (1,084,409)    (696,102)  (171,862)    (335,506)
 Disposal of property
   and equipment......        --           --         6,410        --           --
 Acquisition of a
   business...........        --       (90,850)  (1,214,600)       --           --
                        ---------  -----------  -----------  ---------  -----------
     Net cash used for
       investing
       activities.....   (408,595)  (1,175,259)  (1,904,292)  (171,862)    (335,506)
Cash flows from
  financing
  activities:
 Net increase in line
   of credit..........        --       350,000     (350,000)   253,896    1,250,000
 Issuance of long-term
   debt...............    200,000          --     1,200,000        --           --
 Repayments of long-
   term debt..........   (113,282)    (177,018)     (61,474)   (20,063)     (14,363)
 Repurchase of shares
   of common stock....        --        (6,249)         --         --           --
 Issuance of common
   stock from treasury
   for cash...........      4,212       99,944       41,770      1,236       96,335
                        ---------  -----------  -----------  ---------  -----------
     Net cash provided
       by financing
       activities.....     90,930      266,677      830,296    235,069    1,331,972
                        ---------  -----------  -----------  ---------  -----------
Effect of currency
  rate changes in
  cash................        --           --           --         --        (3,683)
                        ---------  -----------  -----------  ---------  -----------
Net increase
  (decrease) in cash..    (34,887)    (195,490)      (4,202)   (62,820)     222,499
Cash and cash
  equivalents,
  beginning of period
  ....................    465,881      430,994      235,504    235,504      231,302
                        ---------  -----------  -----------  ---------  -----------
Cash and cash
  equivalents, end of
  period..............    430,994      235,504      231,302    172,684      453,801
                        =========  ===========  ===========  =========  ===========
Supplemental cash flow
  information:
 Cash paid for
   interest...........  $  36,867  $    46,028  $    34,934  $  14,393  $    15,527
                        =========  ===========  ===========  =========  ===========
 Cash paid for income
   taxes..............  $ 253,969  $   445,852  $   354,813  $  17,165  $   130,438
                        =========  ===========  ===========  =========  ===========
 Issuance of common
   stock from treasury
   for business
   combination........  $     --   $    57,000  $       --   $     --   $       --
                        =========  ===========  ===========  =========  ===========

                See notes to consolidated financial statements.

                                INTRINSIX CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

      Intrinsix Corp. and its subsidiaries, together referred to as the "Company," are providers of advanced electronic design services to systems original equipment manufacturers and semiconductor companies. The Company designs semiconductor devices, as well as the accompanying system-level hardware and software that comprise advanced electronic products. The Company operates primarily in the United States of America, and has recently opened facilities in Canada and Europe.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

      Stock Split--The accompanying financial statements reflect a 3-for-2 split of the Company's common stock which was effected on April 19, 2000. All share and per share information herein has been retroactively restated to reflect this split.

      Unaudited Interim Information--In the opinion of management, the accompanying unaudited consolidated balance sheet as of March 31, 2000 and the unaudited consolidated statements of operations and cash flows for the three month periods ended March 31, 1999 and 2000, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the interim periods presented. The operating results for the interim periods presented are not necessarily indicative of the results which would be expected for the full year.

Significant Accounting Policies

      Principles of Consolidation--The accompanying consolidated financial statements include the accounts of Intrinsix Corp. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

      Use of Estimates--The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Revenue Recognition--Revenues from design services are recognized as the services are provided, provided that no significant obligations remain and collection of the receivable is considered probable. Generally, contracts call for billings on a time and materials basis; however, in instances when a fixed fee contract is signed, revenue is recognized on a percentage-of-completion basis based on labor costs expended relative to total expected labor costs to complete the contract. Revenues recognized in excess of billed amounts are accumulated as unbilled receivables, and are generally billed in accordance with prearranged schedules negotiated with the client. Billings in excess of revenues earned would be accumulated as deferred revenue; however, to date, revenues recognized on fixed fee contracts have exceeded amounts billed. None of the fixed fee contracts entered into by the Company requires retainage or holdbacks of any portion of the agreed fee. In the event that costs to complete a given contract would exceed the related revenues, a loss would be recognized for those excess costs when such a loss is determined to have occurred; to date, there have been no losses on fixed fee contracts.

      Cost of Revenues--Cost of revenues consists primarily of personnel costs related to the provision of services.

                                INTRINSIX CORP.

      Research and Development Expenses--Research and development costs associated with the development of proprietary products and design methodologies are expensed as incurred. The Company has developed proprietary software tools for use by its consultants. Costs incurred to develop such tools have not been material to date and have been expensed as incurred.

      Comprehensive Income (Loss)--The only item that the Company records as comprehensive income or loss, other than net income or loss, is the change in the cumulative translation adjustment resulting from the changes in exchange rates and the effect of those changes upon translation of the financial statements of the Company's foreign operations. As of December 31, 1997, 1998, 1999 and March 31, 1999, there was no item of comprehensive income other than net income. As of March 31, 2000, the cumulative translation adjustment was ($3,283).

      Foreign Operations--The functional currency for most of the Company's foreign operations is the applicable local currency. Assets and liabilities of foreign operations are translated into U.S. dollars at the exchange rate on the balance sheet date. The results of operations of foreign operations are translated using average rates of exchange during each reporting period. Gains and losses upon translation are deferred and reported as other comprehensive income.

      Concentration of Credit Risk--The majority of the Company's revenues are from customers in technology industries that are not required to provide collateral. The Company's customers are dispersed over a wide geographic area and are subject to periodic review under the Company's credit policies. The Company does not believe that it is subject to any unusual credit risks, other than the normal level of risk attendant to operating its business.

      Major customers accounted for the following percentages of the Company's revenues and accounts receivable as follows:

                                                                                  Three Months
                                     Years Ended December 31,                   Ended March 31,
                         ------------------------------------------------ ----------------------------
                           1997          1998                1999           1999          2000
                         -------- ------------------- ------------------- -------- -------------------
                                            Accounts            Accounts                     Accounts
                         Revenues Revenues Receivable Revenues Receivable Revenues Revenues Receivable
                         -------- -------- ---------- -------- ---------- -------- -------- ----------
Customer A..............    17%      18%        8%       24%        6%       19%      26%       19%
Customer B..............    --       --        --        13%        4%       12%      --        --
Customer C..............    10%      --        --        --        --        --       --        --
Customer D..............    --       --        --        --        --        --        6%       10%

      No other customers accounted for more than 10% of revenue or accounts receivable in any of the periods presented.

      Cash Equivalents--Cash equivalents consist of short-term highly liquid investments purchased with a remaining maturity of three months or less.

      Financial Instruments--A financial instrument is defined as cash, evidence of an ownership in an entity, and certain contracts to exchange cash or other financial instruments. For financial instruments such as accounts receivable, accounts payable and accrued expenses, which are settled generally within three months of the reporting date, carrying amount approximates fair value. At December 31, 1998 and 1999, the carrying amounts of long-term debt approximate their fair values, since the majority of long-term debt bears interest at a rate similar to that which the Company could obtain. SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" excludes from its scope certain financial instruments and all nonfinancial instruments including property, plant and equipment, retirement benefit obligations and leases. Accordingly, the aggregate fair value amounts presented do not represent the underlying fair value of the Company. The carrying amount of cash and cash equivalents approximates fair value.

                                INTRINSIX CORP.

      Property and Equipment--Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of the various assets, generally three years. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated life of the improvement or the remaining life of the lease.

      Long-Lived Assets--Upon occurrence of certain events or changes in circumstances, the Company reviews the carrying value of its long-lived assets to determine if impairment has occurred and if necessary, adjusts the carrying value to fair market value. No adjustments have been required to date.

      Income Taxes--Deferred income taxes are provided for differences between the financial statement carrying amounts and tax bases of the Company's assets and liabilities, using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided to the extent realization of deferred tax assets is not considered more likely than not. Income tax provisions during interim periods are recorded using the estimated effective rate for the full year.

      Stock-Based Compensation--Compensation expense associated with awards of stock or options to employees is measured using the intrinsic-value method. (See Note 7)

      Earnings Per Share--Net income per share has been computed using the weighted-average number of shares of common stock outstanding during each period. Diluted amounts per share include the impact of the Company's outstanding options.

      The following is a reconciliation of shares used in the basic computation to shares used in the diluted computation:

                                                             Three Months
                            Years Ended December 31,        Ended March 31,
                         ------------------------------- ---------------------
                           1997       1998       1999       1999       2000
                         --------- ---------- ---------- ---------- ----------
Shares used in basic
  computation........... 9,501,820  9,668,281  9,925,488  9,881,198 10,114,811
Potential common shares
  from options..........    29,368    647,959  2,439,168  1,737,367  3,292,229
                         --------- ---------- ---------- ---------- ----------
Shares used in diluted
  computation........... 9,531,188 10,316,240 12,364,656 11,618,565 13,407,040
                         ========= ========== ========== ========== ==========

      Segments--The Company operates in a single operating segment. Substantially all of the Company's activities to date have been conducted in the United States of America.

      Newly Issued Accounting Standards--During 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued by the Financial Accounting Standards Board. This statement is effective for fiscal years beginning after June 15, 2000. The Company is currently evaluating the impact, if any, of this statement.

3. Business Combinations

      Pooling of Interests--In June 1999, the Company issued 750,000 shares of common stock in exchange for all of the outstanding common shares of Seva Technologies, Inc. ("Seva"), a design services company. In addition, the Company assumed Seva's outstanding obligations to issue shares on exercise of options held by Seva employees, which options had been issued in 1997. These Seva options converted to options to acquire Company common stock on the same terms and conditions present in the options prior to the combination, adjusted only for changes in the number of shares and exercise price due to the exchange ratio presented in the merger agreement. The merger with Seva was accounted for as a pooling of interests and, accordingly, the accompanying consolidated financial statements include the accounts and balances of Seva for all periods presented. There were no adjustments required to conform the accounting policies of the two companies.

                                INTRINSIX CORP.

      Information regarding the revenues and results of operations of the Company and Seva prior to the combination are as follows:

                                         Years Ended December 31,   Period from
                                         ------------------------- January 1 to
                                             1997         1998     June 11, 1999
                                         ------------ ------------ -------------
Revenues:
 Company...............................  $ 14,641,418 $ 21,474,800  $13,528,716
 Seva..................................     1,688,429    2,000,143    1,295,814
                                         ------------ ------------  -----------
  Combined.............................  $ 16,329,847 $ 23,474,943  $14,824,530
                                         ============ ============  ===========
Net income (loss):
 Company...............................  $    470,799 $    528,317  $   505,169
 Seva..................................        34,999       72,417     (264,307)
                                         ------------ ------------  -----------
  Combined.............................  $    505,798 $    600,734  $   240,862
                                         ============ ============  ===========

      Asset Purchases

      Telexis Corporation--On December 29, 1999, the Company acquired the operating assets of a design services division of a Canadian company, the Design Division of Telexis Corporation, for a purchase price of $1,386,000. The acquisition has been accounted for as a purchase and the purchase price has been preliminarily allocated to the assets acquired based upon the estimated fair values. Upon completion of appraisal activities, which are currently being undertaken, the purchase price will be reallocated to the assets acquired based upon the final estimated fair value. Goodwill generated by the transaction is expected to be amortized to expense using the straight-line method over 10 years, its estimated useful life. Operating activity related to these assets for the two days ended December 31, 1999 was immaterial. The results of operations from these assets are included in the consolidated results from the date of the acquisition forward.

      On a preliminary basis, the purchase price for the Design Division of Telexis Corporation has been allocated to the assets acquired based on management's estimate of their fair value, as described in the following table. Following completion of an independent appraisal, the purchase price will be reallocated based on the results of that appraisal.

     Fixed assets................................................... $   87,675
     Goodwill.......................................................  1,351,604
     Costs of acquisition accrued...................................    (53,279)
     Additional purchase price accrued..............................   (172,000)
                                                                     ----------
     Total cash paid................................................ $1,214,000
                                                                     ==========

      Of the total purchase price of $1,386,000, $1,214,000 was paid in cash at closing, and $172,000 was retained pending satisfaction of certain representations and warranties contained in the purchase agreement. Because management has concluded that payment of the amounts retained is virtually certain, the amount retained was accrued as part of the initial recording of the transaction. The Company expects to remit the remaining portion of the purchase price to Telexis Corporation in June 2000.

      Prism Acoustics, Inc.--In 1998, the Company acquired the assets of Prism Acoustics, Inc., a design services company. The purchase price consisted of cash of $90,850 and the issuance of 150,000 shares of common stock from treasury with an estimated fair value of $0.38 per share at the time of issuance. The purchase price was allocated to the assets acquired based on estimated fair value. The results of operations of the assets acquired are included with those of the Company from the date of acquisition. Goodwill associated with the acquisition is being amortized to expense using the straight-line method over a two year period.

                                INTRINSIX CORP.

      Pro Forma Information (Unaudited)--Had the purchase combinations described above occurred on January 1, of each year, the consolidated results of operations would have been as follows for the years ended December 31:

                                                           1998        1999
                                                        ----------- -----------
Revenues............................................... $25,660,263 $32,654,029
Net income............................................. $   480,176 $   956,111
 Basic earnings per share.............................. $      0.05 $      0.10
 Diluted earnings per share............................ $      0.05 $      0.08

      This pro forma information is not necessarily indicative of the results of operations which would have been recorded had such acquisitions occurred at the dates indicated.

4. Property and Equipment

      Property and equipment consisted of the following:

                                               December 31,          March 31,
                                          ------------------------  -----------
                                             1998         1999         2000
                                          -----------  -----------  -----------
Computer equipment and software.......... $ 2,086,143  $ 2,627,082  $ 2,912,715
Furniture and fixtures...................     280,919      383,717      422,818
Leasehold improvements...................      49,796       55,569       66,340
                                          -----------  -----------  -----------
 Total...................................   2,416,858    3,066,368    3,401,873
Less accumulated depreciation............  (1,115,618)  (1,716,843)  (1,909,353)
                                          -----------  -----------  -----------
Property and equipment, net.............. $ 1,301,240  $ 1,349,525  $ 1,492,520
                                          ===========  ===========  ===========

5. Long-term Debt

      Line of Credit--The Company has a line of credit with a bank providing for borrowings of up to $1.5 million, of which $1.2 million has been drawn down at December 31, 1999, all to fund the purchase of assets from Telexis Corporation (see Note 3). Borrowings under the line bear interest at the bank's base rate plus 0.5% (9.0% at December 31, 1999) and are collateralized by a first security interest in all of the Company's assets. At December 31, 1999, $300,000 was available for borrowing under the line of credit. In January 2000, the line of credit agreement was amended as follows:

    . Amounts outstanding under the line of credit on the date of amendment (January 13, 2000) were converted to a term loan of $1.2 million. The term loan is payable in $25,000 monthly installments through January 2004, with interest at the bank's prime rate plus 0.5%. Amounts due under this arrangement at December 31, 1999 have been classified in accordance with the terms of the amendment.

    . A new revolving line of credit facility was provided, allowing for borrowings of up to $1.5 million, based on eligible accounts receivable. Borrowings under the revolving line of credit facility bear interest at the bank's prime rate plus 0.5%. The amended revolving line of credit facility expires on May 31, 2001. At March 31, 2000, the Company had borrowed $1,250,000 under the new revolving line of credit facility.

    . The amended agreements with the bank contain covenants with which the Company must comply, including minimum levels of defined cash flow and quarterly net profit, and maximum amounts of allowable leverage. Under the amended agreements, the Company is precluded from paying cash dividends on its common stock. In addition, the amended agreements require that all outstanding term debt be retired with a portion of the proceeds of an initial public offering.

                                INTRINSIX CORP.

      Note Payable--In connection with the repurchase of common stock held by two members of the board of directors in 1994, the Company entered into notes payable agreements. At December 31, 1999, one of these agreements remained outstanding, with a balance of $174,901. The note payable calls for monthly payments of $5,922, including interest at a fixed rate of 8.0%. The note is subordinated to the line of credit and is collateralized by all of the assets of the Company.

      Principal payments due for the note payable and the term loan are as follows for the years ending December 31:

     2000............................................................ $  359,212
     2001............................................................    415,689
     2002............................................................    300,000
     2003............................................................    300,000
                                                                      ----------
      Total.......................................................... $1,374,901
                                                                      ==========

6. Provision for Income Taxes

      The provision for income taxes consisted of the following:

                                                           Three Months Ended
                               Years Ended December 31,         March 31,
                              ---------------------------  --------------------
                                1997     1998     1999       1999       2000
                              -------- -------- ---------  ---------  ---------
Current:
 Federal....................  $267,247 $266,020 $ 668,425  $ 155,216  $ 229,302
 State......................    67,843   46,476   117,958     27,391     40,465
                              -------- -------- ---------  ---------  ---------
  Total.....................   335,090  312,496   786,383    182,607    269,767
                              -------- -------- ---------  ---------  ---------
Deferred:
 Federal....................    55,573   59,771   (99,494)   (14,311)      (316)
 State......................     9,866   10,442   (17,558)    (2,525)       --
                              -------- -------- ---------  ---------  ---------
  Total.....................    65,439   70,213  (117,052)   (16,836)      (316)
                              -------- -------- ---------  ---------  ---------
Provision for income taxes..  $400,529 $382,709 $ 669,331  $ 165,771   $269,451
                              ======== ======== =========  =========  =========

      A reconciliation of the statutory federal income tax rate and the effective rate for the following periods consists of the following:

                                                                       Three
                                                                      Months
                                                        Year Ended     Ended
                                                       December 31,  March 31,
                                                      -------------- ---------
                                                      1997 1998 1999 1999 2000
                                                      ---- ---- ---- ---- ----
Statutory federal income tax rate.................... 34%  34 % 34%  34%  34 %
State income taxes--net of federal income tax
  benefit............................................  6%   6 %  6%   6%   6 %
Permanent differences, principally compensation cost
  for stock options in 2000..........................  1%   1 %  1%   1%  20 %
Other................................................  3%  (2)%  0%   1%  (1)%
                                                      ---  ---- ---  ---  ----
 Effective rate...................................... 44%  39 % 41%  41%  59 %
                                                      ===  ==== ===  ===  ====

                                INTRINSIX CORP.

      The tax effect of significant items comprising the Company's net deferred tax assets (liabilities) are as follows:

                                                              December 31,
                                                           -------------------
                                                             1998       1999
                                                           ---------  --------
Accounts receivable....................................... $(155,271) $(96,596)
Accrued expenses..........................................    41,262    35,954
Property and equipment....................................   (61,487)  (76,363)
Intangible assets.........................................     2,791    29,412
Loss carryforwards........................................       --     51,936
                                                           ---------  --------
 Deferred tax liabilities................................. $(172,705) $(55,657)
                                                           =========  ========

      Tax loss carryforwards available for federal and state (California) purposes to reduce future taxable income aggregate $138,000 and expire in 2019.

7. Stockholders' Equity

      Stock Option Plans--The Company's Incentive Stock Option Plan (the "Plan"), established in March 1997, provides for grants of options to purchase up to 4,500,000 shares of common stock. Grants may be in the form of incentive stock options or nonqualified options. Exercise prices and vesting periods are determined by the board of directors on the date of grant. Options generally vest ratably over a four-year period. Included within the option activity presented below are obligations to issue shares on exercise of options held by former Seva employees. These Seva options were converted to options to acquire Company common stock on the same terms and conditions present in the options prior to the combination, adjusted only for changes in the number of shares and exercise price due to the exchange ratio present in the merger agreement. A summary of activity in the plans are as follows:

                                                                       Weighted-
                                                                        Average
                                                             Number    Exercise
                                                            of Shares    Price
                                                            ---------  ---------
Outstanding at January 1, 1997.............................       --     $ --
 Granted................................................... 1,071,999     0.17
 Exercised.................................................       (75)    0.16
 Cancelled.................................................   (19,500)    0.18
                                                            ---------
Outstanding at December 31, 1997........................... 1,068,424     0.17
 Granted................................................... 1,919,397     0.47
 Exercised.................................................  (263,542)    0.16
 Cancelled.................................................   (97,275)    0.28
                                                            ---------
Outstanding at December 31, 1998........................... 2,627,004     0.39
 Granted................................................... 1,396,537     1.76
 Exercised.................................................  (157,690)    0.26
 Cancelled.................................................  (167,362)    0.50
                                                            ---------
Outstanding at December 31, 1999........................... 3,698,489     0.90
 Granted...................................................   518,625     3.31
 Exercised.................................................  (176,625)    0.35
 Cancelled.................................................   (77,625)    1.19
                                                            ---------
Outstanding at March 31, 2000.............................. 3,962,864    $0.93
                                                            =========

                                INTRINSIX CORP.

      The following table sets forth information regarding options outstanding and vested at December 31, 1999:

                Options Outstanding                            Options Vested
--------------------------------------------------------     -----------------------
                                Weighted-
                                 Average       Weighted-                 Weighted-
                                Remaining       Average                   Average
                                   Life        Exercise                  Exercise
 Shares      Exercise Price     (in years)       Price       Shares        Price
---------    --------------     ----------     ---------     -------     ---------
  598,722     $0.16--$0.18         7.37          $0.18       299,361       $0.18
  706,309     $0.28--$0.38         8.30          $0.36       187,827       $0.36
1,016,419     $0.51--$0.70         8.75          $0.54       254,104       $0.54
  790,875     $1.16--$1.60         9.23          $1.40         4,782       $1.16
  586,164     $2.03--$2.46         9.76          $2.24            --          --
---------
---------                                                    -------
3,698,489                                                    746,074
=========                                                    =======

      The Company accounts for stock-based compensation under the provisions of Accounting Principles Board (APB) Opinion No. 25. During 1999 and 2000, the Company granted options with exercise prices less than the fair market value of the stock at the date of grant. For those grants, compensation cost aggregated $3.2 million, which will be amortized to expense on a straight-line basis over the vesting period of the affected grants (four years). Compensation cost related to these option grants recognized in 1999 and the three months ended March 31, 2000 aggregated $46,000 and $164,000, respectively. In addition, in February 2000, the Company sold shares of common stock to a third party at a price less than fair market value. The difference between fair market value and the price paid, $42,000, was also recorded as compensation cost.

      If compensation cost for stock option grants had been determined based on the fair value of the grant for 1997, 1998 and 1999 consistent with the method prescribed by SFAS No. 123, the Company's fiscal 1997, 1998 and 1999 net income and earnings per share on a pro forma basis would have been as follows:

                                                    Year Ended December 31,
                                                --------------------------------
                                                   1997       1998       1999
                                                ---------- ---------- ----------
As reported...................................    $505,798   $600,734   $928,111
Pro forma.....................................    $484,886   $525,404   $644,611
 Pro forma basic earnings per share ..........       $0.05      $0.05      $0.06
 Pro forma diluted earnings per share.........       $0.05      $0.05      $0.05

      The weighted-average fair market value of options granted was $0.16, $0.41 and $2.70 per share for the years ended 1997, 1998 and 1999, respectively, measured using the assumptions and methodology described below.

      The fair value of the options on their grant date was measured using the Black-Scholes option pricing model. Key assumptions used to apply this option pricing model are as follows:

                                                    Year Ended December 31,
                                                --------------------------------
                                                   1997       1998       1999
                                                ---------- ---------- ----------
Risk-free interest rate.......................       5.77%      4.75%      5.00%
Expected life of option grants................  9.75 years 9.75 years 9.75 years
Expected dividend payment rate, as a
  percentage of the stock price on the date of
  the grant...................................          0%         0%         0%
Assumed volatility............................         40%        40%        40%

                                INTRINSIX CORP.

      The option-pricing model used was designed to value readily tradeable stock options with relatively short lives. However, management believes that the assumptions used to value the options and the model applied yield a reasonable estimate of the fair value of the grants made under the circumstances.

      Reserved Shares--At December 31, 1999, 4,078,693 shares of common stock were reserved for issuance upon exercise of options.

8. Retirement Savings Plan

      In 1994, the Company established a 401(k) retirement savings plan covering all employees who have completed six months of service. Under the provisions of the plan, employees may contribute 1% to 20% of their compensation within certain limitations. Each year, the Company will make matching contributions equal to 50% of each participant's elective deferral up to a maximum of 6% of the participant's yearly compensation. During the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000, the Company contributed $149,521, $242,155, $375,359, $79,056 and $126,875, respectively, to the plan.

9. Commitments and Contingencies

      Noncompete Agreement--In connection with the repurchase of common stock held by a member of the board of directors, the Company entered into a noncompete agreement, barring such member of the board of directors from entering into competition with the Company. In exchange for this commitment, the Company agreed to pay the member of the board of directors $1,184 per month through March 1996. In April 1996, the Company made a one-time payment to this member of the board of directors of $22,284, with ongoing monthly payments subsequent to that date of $835 through September 2002. Since continued payment is conditional upon the member of the board of directors' compliance with the agreement, payments made have been charged to expense on a current basis. Expense recorded related to this agreement amounted to $10,018 for the years ended December 31, 1997, 1998 and 1999.

      Operating Leases--The Company leases certain of its office facilities under noncancelable operating leases expiring through 2004. The Company's headquarters and certain other facilities are leased on a month-to-month basis. Total rent expense, including month-to-month leases, was $291,003, $483,028, $731,587, $187,684 and $169,365 for the years ended December 31, 1997, 1998 and
1999 and the three months ended March 31, 1999 and 2000, respectively.

      Future minimum payments under noncancelable operating leases for the years ending December 31 are as follows:

   2000................................................................ $385,102
   2001................................................................  300,592
   2002................................................................  199,397
   2003................................................................  100,537
   2004................................................................   82,397

      Legal Proceedings--The Company is not a party to any material legal proceedings. From time to time, the Company may become a party to legal proceedings incidental to the conduct of its business. The outcome of any current legal proceeding is not expected, either individually or in the aggregate, to be material to either financial position or the results of operations of the Company.

                                INTRINSIX CORP.

10. Qualifying Accounts

      The Company maintains allowances for potential uncollectible accounts. Activity within this allowance is as follows:

     Balance, January 1, 1997......................................... $     --
     Provisions for uncollectible accounts............................    7,249
     Writeoffs of uncollectible accounts..............................   (7,249)
                                                                       --------

     Balance, December 31, 1997.......................................       --
     Provisions for uncollectible accounts............................  255,008
     Writeoffs of uncollectible accounts.............................. (240,008)
                                                                       --------

     Balance, December 31, 1998.......................................   15,000
     Provisions for uncollectible accounts............................  139,526
     Writeoffs of uncollectible accounts..............................  (21,112)
                                                                       --------

     Balance, December 31, 1999.......................................  133,414

11. Subsequent Events

      Change in Capital Structure--In April 2000, the Company's articles of organization were amended to increase the number of authorized shares of common stock to 70,000,000. In addition, 5,000,000 shares of preferred stock were authorized, all of which are undesignated and are available for issuance.

      Employee Benefit Plans

      In April 2000, the stockholders of the Company approved the 2000 Stock Incentive Plan. Under the terms of this plan, the Company may issue incentive stock options, non statutory stock options, restricted stock awards, and other stock-based awards. Awards covering up to 2,000,000 shares of common stock may be made under the terms of the 2000 Stock Incentive Plan. Incentive stock options granted under this plan must possess exercise prices equal to at least the fair market value of the underlying common stock on the date of grant. Non statutory awards may be granted at any price deemed reasonable by the board of directors.

      In April 2000, the stockholders of the Company also approved the 2000 Outside Director Stock Option Plan. Under the terms of this plan, non-employee directors may be granted options to purchase up to 200,000 shares of common stock as compensation for their services as directors. Each non-employee director serving as a director after consummation of the proposed stock offering will receive a grant to acquire 5,000 shares of common stock at an exercise price equal to the initial public offering price. In addition, new directors will receive a one-time grant of 5,000 options, at an exercise price of fair market value on the date of grant, on the date of his or her initial election to the board of directors. Each non-employee director will receive an annual grant of 2,500 options, at an exercise price of fair market value on the date of grant, on the date of the Company's annual meetings, commencing with the 2001 annual meeting of stockholders. Any options granted under this plan will vest immediately upon issuance.

      In April 2000, the stockholders approved the 2000 Employee Stock Purchase Plan. The plan provides for the purchase of up to 1,000,000 shares of common stock at 85% of the lower of the fair market value on the first day or the last day of each offering period. The compensation committee of the board of directors has the discretion to choose any length of offering period, not to exceed 12 months.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Intrinsix Corp.:

      We have audited the accompanying statement of revenues and direct expenses of the Design Division of Telexis Corporation for the year ended December 31, 1999 prepared pursuant to the sale of this division to Intrinsix Corp. under the Purchase Agreement described in Note 2. This statement is the responsibility of Telexis Corporation's management. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the statement of revenues and direct expenses of the Design Division of Telexis Corporation is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and direct expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and direct expenses.

      The accompanying statement of revenues and direct expenses of the Design Division of Telexis Corporation was prepared solely to provide information about the revenues and direct expenses of the Design Division of Telexis Corporation and is not intended to be a complete presentation of the results of operations of the Design Division of Telexis Corporation in accordance with United States generally accepted accounting principles.

      In our opinion, the accompanying statement presents fairly, in all material respects, the revenues and direct expenses of the Design Division of Telexis Corporation for the year ended December 31, 1999 pursuant to the sale of this division to Intrinsix Corp. under the Purchase Agreement described in
Note 2, in conformity with United States generally accepted accounting principles.

Deloitte & Touche LLP
Ottawa, Canada

March 29, 2000 (Except for Note 6, which is as of June 23, 2000)

                   THE DESIGN DIVISION OF TELEXIS CORPORATION

                   Statement of Revenues and Direct Expenses

                          Year Ended December 31, 1999
                       (in thousands of Canadian dollars)

                          (Restated, see Note 6)

     Revenues........................................................... $2,889
     Cost of revenues...................................................  2,032
                                                                         ------
     Gross profit.......................................................    857
     Direct expenses ...................................................    518
                                                                         ------
     Excess of revenues over direct expenses............................ $  339
                                                                         ======

             See notes to statement of revenues and direct expenses.

                   THE DESIGN DIVISION OF TELEXIS CORPORATION

             NOTES TO THE STATEMENT OF REVENUES AND DIRECT EXPENSES

                          Year Ended December 31, 1999
                       (in thousands of Canadian dollars)

1. SALE OF THE DESIGN DIVISION

      On December 29, 1999, the Telexis Corporation (the "Company") sold its Design Division to Intrinsix Corp. The Company received gross proceeds of $1,750 and recorded a gain of $1,585 on the transaction. The Company is entitled to additional compensation of up to $250 subject to the Design Division meeting certain targets for the six-month period January 1, 2000 to June 30, 2000.

2. BASIS OF PRESENTATION

      The accompanying statement of revenues and direct expenses of the Design Division of Telexis Corporation was prepared for the purpose of complying with the purchase agreement and is not intended to be a complete presentation of the results of operations of the Design Division of Telexis Corporation. Prior to the purchase, the Design Division was an integral part of Telexis Corporation's operations and did not constitute a legal or reporting entity for which financial statements were prepared.

      Revenues represent charges for engineering services, complex multimedia integration projects including custom hardware, software and firmware development applications as well as turnkey project management. Cost of sales includes engineering salaries and material purchases related to the above mentioned projects.

      Direct expenses include training, sales and administrative compensation, consultants, travel-related expenses, telephone, depreciation, software and supplies. Since a portion of corporate overhead expenses are accumulated and accounted for in Telexis Corporation's accounting system without regard to the division incurring these expenses, these expenses have been allocated to the Design Division based upon the percentage of workforce in the Design Division to the total Telexis Corporation workforce. Allocated corporate overhead amounted to approximately $400 for the year ended December 31, 1999. Corporate overhead costs have not been included in the accompanying financial statement of revenues and direct expenses. Management believes that the allocation method employed is reasonable in the circumstances, however; such amounts may not necessarily be indicative of amounts incurred had the Design Division been operated as an unaffiliated company.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue recognition

      Revenue from service and installation are recognized when the services are performed, or for fixed-price contracts on percentage-of-completion basis. Percentage of completion is estimated using contract costs incurred to date in relation to estimated total contract costs.

 Foreign currency translation

      Foreign currency revenues and direct expenses are translated at rates in effect during the year. Gains and losses from translation are included in the statement of revenues and direct expenses in the year in which they occur.

 Use of accounting estimates

      The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period presented. Actual results could differ from those estimates.

                   THE DESIGN DIVISION OF TELEXIS CORPORATION

                          Year Ended December 31, 1999
                       (in thousands of Canadian dollars)

4. RELATED PARTY TRANSACTIONS

      During 1999, the Design Division of Telexis Corporation had sales of $381 to Newbridge Networks Corporation, a shareholder of the Company.

5. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

      The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. Although the change in date has occurred, it is not possible to conclude that all aspects of the Year 2000 Issue that may affect the Company, including those related to customers, suppliers, or other third parties, have been fully resolved.

6. RESTATEMENT

      Subsequent to the issuance of the Company's Statement of Revenues and Direct Expenses for the year ended December 31, 1999, the Company determined that depreciation of $82 should have been included in Direct expenses. As a result, the accompanying financial statement has been restated as follows:

                                                          As Previously    As
                                                            Reported    Restated
                                                          ------------- --------
     Direct expenses.....................................     $436        $518
     Excess of revenues over direct expenses.............     $421        $339

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

      The following unaudited pro forma condensed consolidated statement of operations gives effect to our acquisition of the assets of the Design Division of Telexis Corporation as though the acquisition had occurred on January 1, 1999. An unaudited pro forma condensed consolidated balance sheet is not provided, as we acquired the assets of the Design Division of Telexis Corporation on December 29, 1999, and this transaction is already reflected, on a preliminary basis, in our consolidated balance sheet.

      The pro forma as adjusted condensed consolidated statement of operations information gives effect to our proposed stock offering and the use of proceeds thereof to repay indebtedness incurred to fund the acquisition of the assets of the Design Division of Telexis Corporation in the amount of $1.2 million.

      This unaudited pro forma condensed consolidated statement of operations, including the notes to the unaudited pro forma condensed consolidated statement of operations, is qualified in its entirety by reference to, and should be read in conjunction with, our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

      The following unaudited pro forma condensed consolidated statement of operations is presented for illustrative purposes only and is not necessarily indicative of the actual results of operations that would have been realized had we acquired the assets of the Design Division of Telexis Corporation on January 1, 1999. In addition, as discussed in the notes to the unaudited pro forma condensed consolidated statement of operations, the purchase price allocation is preliminary and could change upon completion of appraisal activities.

     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS(1)
                 (dollars in thousands, except per share data)
                          Year Ended December 31, 1999

                            Historical          Design              Design         Pro
                            Intrinsix         Division of         Division of     Forma       Pro
                              Corp.          Telexis Corp.       Telexis Corp.   Entries     Forma
                          -------------- --------------------- ----------------- -------    -------
                          (U.S. Dollars) (Canadian Dollars)(7) (U.S. Dollars)(2)
Revenues................     $30,657            $2,889              $1,997        $  --     $32,654
Cost of revenues........      18,501             2,032               1,405           --      19,906
                             -------            ------              ------        -----     -------
 Gross profit...........      12,156               857                 592           --      12,748
                             -------            ------              ------        -----     -------
Operating expenses:
 Research and
   development
   expenses.............         979                --                  --           --         979
 Selling, general and
   administrative
   expenses.............       9,564               518                 358           80 (3)  10,002
                             -------            ------              ------        -----     -------
  Total operating
    expenses............      10,543               518                 358           80      10,981
                             -------            ------              ------        -----     -------
Operating income
  (loss)................       1,613               339                 224          (80)      1,767
Total other income
  (expense).............         (16)               --                  --         (108)(4)    (124)
                             -------            ------              ------        -----     -------
Income (loss) before
  income tax provision..       1,597               339                 224         (178)      1,643
Income tax provision....         669                --                  --           18 (5)     687
                             -------            ------              ------        -----     -------
 Net income (loss)......     $   928            $  339              $  224        $(196)    $   956
                             =======            ======              ======        =====     =======
Basic earnings per
  share.................     $  0.09                                                        $  0.10
                             =======                                                        =======
Diluted earnings per
  share.................     $  0.08                                                        $  0.08
                             =======                                                        =======
Shares for basic
  computation...........       9,925                                                          9,925
                             =======                                                        =======
Shares for diluted
  computation...........      12,365                                                         12,365
                             =======                                                        =======


      See Notes to Unaudited Pro Forma Condensed Consolidated Statement of
                                  Operations.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

1. On December 29, 1999, we acquired the operating assets of the Design Division of Telexis Corporation, a Canadian company, for consideration of approximately US$1.4 million. We accounted for this acquisition as a purchase and the purchase price has been preliminarily allocated to the assets acquired based upon their estimated fair values. Upon completion of appraisal activities, which are currently being undertaken, the purchase price will be reallocated to the assets acquired based upon the estimated fair value. Goodwill generated by the transaction is expected to be amortized to expense using the straight-line method over 10 years, its estimated useful life.

    Of the total purchase price of $1,386,000, $1,214,000 was paid in cash at closing, and $172,000 was retained pending satisfaction of certain representations and warranties contained in the purchase agreement. Because management has concluded that payment of the amounts retained is virtually certain, the amount retained was accrued as part of the initial recording of the transaction. The Company expects to remit the remaining portion of the purchase price to Telexis Corporation in June 2000.

    On a preliminary basis, the purchase price for the Design Division of Telexis Corporation has been allocated to the assets acquired based on management's estimate of their fair value, as described in the following table. Following completion of an independent appraisal, which is in process, the purchase price will be reallocated based on the results of that appraisal.

      Fixed assets.................................................. $   87,675
      Goodwill......................................................   1,31,604
      Costs of acquisition accrued..................................    (53,279)
      Additional purchase price accrued.............................   (172,000)
                                                                     ----------
      Total cash paid............................................... $1,214,000
                                                                     ==========

2. Telexis Corporation operates in Canada and keeps its books and records in Canadian dollars. For purposes of this unaudited pro forma condensed consolidated statement of operations, we translated the results of operations of the Design Division of Telexis Corporation using the average 1999 exchange rate of 0.693 U.S. dollar per Canadian dollar.

3. Adjustment records amortization expense related to the intangible assets acquired through the acquisition (preliminarily goodwill) based on their estimated useful lives of 10 years. As discussed in Note 1, the purchase price allocation is preliminary and could change upon completion of final appraisals. As a result, the amount of amortization cost incurred could change.






  The pro forma adjustment consists of two items as follows:

      Reversal of historical depreciation................................ $(57)
      Estimated amortization and depreciation of acquired assets.........  137
                                                                          ----
      Pro forma adjustment............................................... $ 80
                                                                          ====

4. Adjustment records on a pro forma basis interest expense incurred related to borrowings used to fund the acquisition of the assets of the Design Division of Telexis Corporation ($1.2 million) at the rate carried by the debt at December 31, 1999 (9.0%).

5. Adjustment records the estimated tax effect of the amortization of the intangible assets acquired and incremental interest expense (savings) at the estimated effective tax rate of 40.0%.

6. As described in "Use of Proceeds," the Company is required to repay amounts outstanding under its bank credit facilities in the amount of $1,200,000 at December 31, 1999. Had the effect of such repayment been reflected in the pro forma statement of operations, income before income tax provision would have been $1,751,000, the income tax provision would have been $731,000, and net income would have been $1,020,000.

7. Amounts have been restated to include allocated depreciation expense of $82. See Note 6 to the Design Division of Telexis Corporation's statement of revenues and direct expenses included elsewhere herein.

The inside back cover contains a map of the United States and Canada showing the location of our 19 design centers and our corporate headquarters in Marlboro, Massachusetts. Our logo appears at the top of the page. The caption "19 Networked Design Centers" appears below the map. Silicon wafers and two shaded desktop globes appear in the background of the page.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

   Securities and Exchange Commission registration fee.............. $   13,359
   NASD filing fee..................................................      5,560
   Nasdaq National Market listing fee...............................     95,000
   Blue Sky fees and expenses.......................................     10,000
   Transfer Agent and Registrar fees................................      5,000
   Accounting fees and expenses.....................................    300,000
   Legal fees and expenses..........................................    425,000
   Printing and mailing expenses....................................    150,000
   Miscellaneous....................................................     46,081
                                                                     ----------
    Total........................................................... $1,050,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

      Article VI of the Registrant's Amended and Restated Articles of Organization provide that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Massachusetts General Laws prohibit the elimination or limitation of liability of directors for breach of fiduciary duty.

      Article VI of the Registrant's Amended and Restated Articles of Organization provide that the Registrant shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the corporation, each an Indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses including attorneys' fees, judgments and fines incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, unless the Indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Except as otherwise set forth in the Amended and Restated Articles of Organization, the Registrant shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the board of directors of the Registrant. The Registrant shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Registrant makes any indemnification payments to an Indemnitee and the Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the corporation to the extent of such insurance reimbursement. The right to indemnification shall include the right to be paid by the Registrant for amounts paid in settlement of any such action, suit or proceeding and any appeal therefrom, and all expenses, including attorneys' fees, incurred in connection with such settlement, pursuant to a consent decree or otherwise, unless the Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the Registrant or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

      Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

      Article VI of the Registrant's Amended and Restated Articles of Organization further provide that the indemnification provided therein is not exclusive, and provides that in the event that the Massachusetts General Laws are amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

      Section 67 of Chapter 156B of the Massachusetts General Laws provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities, including with respect to any employee benefit plan, against expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, provided that the indemnified person:

    . undertakes to repay such payment to the corporation if a court determines that he is not entitled to indemnification; and

    . acted in good faith in the reasonable belief that his action was in the best interest of the corporation or the participants or beneficiaries of the relevant employee benefit plan, as applicable.

      The corporation may provide for indemnification as follows:

    .  in its articles of organization;

    .  in its bylaws;

    . by a vote adopted by the holders of a majority of the shares of capital stock entitled to vote on the election of directors; or

    . in the case of indemnified persons who are not directors of the corporation, by authorization of its directors.

      Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities

      Set forth in chronological order is information regarding shares of common stock issued and options granted by the Registrant since April 1, 1997. Further included is the consideration, if any, received by the Registrant for such shares and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

(a) Issuances of Capital Stock.

      In May 1998, the Registrant issued 150,000 shares of common stock as part of the purchase price for the assets of Prism Acoustics, Inc.

      In June 1999, the Registrant issued an aggregate of 750,000 shares of common stock as part of an Agreement and Plan of Merger dated June 11, 1999 by and among the Registrant, Intrinsix Merger Corp. and Seva Technologies, Inc. Of these shares, 74,918 shares were placed in reserve with State Street Bank and Trust Company pursuant to an Escrow Agreement dated June 11, 1999 by and among the Registrant, Yatin Trivedi, Larry F. Saunders and State Street Bank and Trust Company, as Escrow Agent, to satisfy claims for indemnification by the Registrant. In May 2000, all of the escrowed shares were released to Mr. Trivedi and Mr. Saunders pursuant to the terms of the Escrow Agreement.

(b) Certain Grants and Exercises of Stock Options.

      As of March 31, 2000, options to purchase 597,933 shares of common stock had been exercised for a consideration of $145,586 under the Registrant's stock option plans and options to purchase 3,962,864 shares of common stock were outstanding under the Registrant's stock option plans. No options to purchase shares of common stock are outstanding under any of the following plans:

    .  2000 Outside Director Stock Option Plan;

    .  2000 Stock Incentive Plan; or

    .  2000 Employee Stock Purchase Plan.

      The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from Securities Act registration set forth in Sections 3(b) and 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or (ii) in the case of certain options to purchase shares of common stock and shares of common stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement

  3.1** Articles of Organization of Intrinsix Corp., as amended, as currently in effect

  3.2    Form of Amended and Restated Articles of Organization of Intrinsix
         Corp., to be filed with the Secretary of State of the Commonwealth of Massachusetts and effective upon the effectiveness of the registration statement

  3.3**  Bylaws of Intrinsix Corp., as amended, as currently in effect

  3.4* Form of Amended and Restated Bylaws of Intrinsix Corp. to be effective upon the effectiveness of the registration statement

  4.1    Specimen Certificate for shares of common stock of Intrinsix Corp.

  5.1*   Opinion of Hale and Dorr LLP

 10.1**  Incentive Stock Option Plan (1997)


 Exhibit
   No.                               Description
 -------                             -----------
 10.2**  2000 Stock Incentive Plan

 10.3**  2000 Outside Director Stock Option Plan

 10.4**  2000 Employee Stock Purchase Plan

 10.5**  Loan and Security Agreement dated January 13, 2000 between
         Intrinsix Corp. and BankBoston, N.A.

 10.6**  Revolving Line of Credit Note dated January 13, 2000 payable to
         BankBoston, N.A.

 10.7**  Term Note dated January 13, 2000 payable to BankBoston, N.A.

 10.8**  Subordination Agreement (Debts) dated January 13, 2000 between
         Intrinsix Corp. and Gintaras Subatis

 10.9**  Subordination Agreement (Liens) dated January 13, 2000 between
         Intrinsix Corp. and Gintaras Subatis

 10.10** Asset Purchase Agreement by and among Intrinsix Corp., Prism
         Acoustics, Inc. (d/b/a The VHDL Technology Group) and William D.
         Billowitch dated May 18, 1998

 10.11** Agreement and Plan of Merger among Intrinsix Corp., Intrinsix
         Merger Corp. and Seva Technologies, Inc. dated June 11, 1999

 10.12** Asset Purchase Agreement by and between Intrinsix Canada Co. and
         Telexis Corp. dated December 29, 1999

 10.13** Escrow Agreement dated June 30, 1999 by and among Intrinsix Corp.,
         Yatin Trivedi, Larry F. Saunders and State Street Bank and Trust
         Company

 10.14** Bill of Sale dated May 18, 1998 by Prism Acoustics, Inc. (d/b/a
         The VHDL Technology Group) and William D. Billowitch to Intrinsix
         Corp.

 10.15** Instrument of Assumption of Liabilities dated May 18, 1998 by
         Intrinsix Canada Co. in favor of Prism Acoustics, Inc. (d/b/a The
         VHDL Technology Group)

 10.16** Trademark Assignment by Prism Acoustics, Inc. (d/b/a The VHDL
         Technology Group) to Intrinsix Corp.

 10.17** Bill of Sale dated December 29, 1999 by Telexis Corporation to
         Intrinsix Canada Co.

 10.18** Instrument of Assumption of Liabilities dated December 29, 1999 by
         Intrinsix Canada Co. in favor of Telexis Corporation

 10.19** License dated December 29, 1999 between Telexis Corporation and
         Intrinsix Canada Co.

 10.20** Agreement dated October 1, 1994 by and between Gintaras Subatis and Intrinsix Corporation

 10.21** Promissory Note dated October 1, 1994 of Intrinsix Corp. payable to Gintaras Subatis

 10.22** Security Agreement dated November 22, 1994 in favor of Gintaras
         Subatis

 10.23** Seva Technologies, Inc. 1997 Stock Plan

 21.1**  Subsidiaries of Intrinsix Corp.

 23.1*   Consent of Hale and Dorr LLP (contained in Exhibit 5.1)

 23.2    Consent of Deloitte & Touche LLP - Intrinsix Corp.

 23.3    Consent of Deloitte & Touche LLP - Design Division of Telexis
         Corporation

 27.1**  Financial Data Schedule

--------
*  To be filed by amendment.

**  Previously filed.

(b) Financial Statement Schedules

      All schedules have been omitted because they are not required or because the required information is given in the Registrant's Financial Statements or Notes thereto.

Item 17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Amended and Restated Articles of Organization of the Registrant and the laws of the Commonwealth of Massachusetts, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westboro, Massachusetts, on this 23rd day of June, 2000.

                                          Intrinsix Corp.

                                                   /s/ James A. Gobes
                                          By:__________________________________
                                                    James A. Gobes, Jr.
                                                  Chief Executive Officer

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ James A. Gobes             Chief Executive Officer,      June 23, 2000
______________________________________  Chairman of the Board of
         James A. Gobes, Jr.            Directors and Director
                                        (principal executive
                                        officer)

                  *                    Chief Financial Officer,      June 23, 2000
______________________________________  Treasurer, Clerk and
            Brian C. Meeks              Director (principal
                                        accounting officer)

                  *                    Chief Technical Officer       June 23, 2000
______________________________________  and Director
             Mark A. Beal

                  *                    Director, Design Center       June 23, 2000
______________________________________  Operations and Director
            Romas P. Rudis

                  *                    Director                      June 23, 2000
______________________________________
          Wallace A. Cataldo

                  *                    Director                      June 23, 2000
______________________________________
            H. Kent Bowen

                  *                    Director                      June 23, 2000
______________________________________
         Gintaras R. Subatis

* By:   /s/ James A. Gobes
  ------------------------------

    James A. Gobes, Jr.

    As Attorney-In-Fact

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement

  3.1** Articles of Organization of Intrinsix Corp., as amended, as currently in effect

  3.2    Form of Amended and Restated Articles of Organization of Intrinsix
         Corp., to be filed with the Secretary of State of the Commonwealth of Massachusetts and effective upon the effectiveness of the registration statement

  3.3**  Bylaws of Intrinsix Corp., as amended, as currently in effect

  3.4* Form of Amended and Restated Bylaws of Intrinsix Corp. to be effective upon the effectiveness of the registration statement

  4.1    Specimen Certificate for shares of common stock of Intrinsix Corp.

  5.1*   Opinion of Hale and Dorr LLP

 10.1**  Incentive Stock Option Plan (1997)

 10.2**  2000 Stock Incentive Plan

 10.3**  2000 Outside Director Stock Option Plan

 10.4**  2000 Employee Stock Purchase Plan

 10.5**  Loan and Security Agreement dated January 13, 2000 between Intrinsix
         Corp. and BankBoston, N.A.

 10.6**  Revolving Line of Credit Note dated January 13, 2000 payable to
         BankBoston, N.A.

 10.7**  Term Note dated January 13, 2000 payable to BankBoston, N.A.

 10.8**  Subordination Agreement (Debts) dated January 13, 2000 between
         Intrinsix Corp. and Gintaras Subatis.

 10.9**  Subordination Agreement (Liens) dated January 13, 2000 between
         Intrinsix Corp. and Gintaras Subatis.

 10.10** Asset Purchase Agreement by and among Intrinsix Corp., Prism
         Acoustics, Inc. (d/b/a The VHDL Technology Group) and William D.
         Billowitch dated May 18, 1998

 10.11** Agreement and Plan of Merger among Intrinsix Corp., Intrinsix Merger
         Corp. and Seva Technologies, Inc. dated June 11, 1999

 10.12** Asset Purchase Agreement by and between Intrinsix Canada Co. and
         Telexis Corp. dated December 29, 1999

 10.13** Escrow Agreement dated June 30, 1999 by and among Intrinsix Corp.,
         Yatin Trivedi, Larry F. Saunders and State Street Bank and Trust
         Company

 10.14** Bill of Sale dated May 18, 1998 by Prism Acoustics, Inc. (d/b/a The
         VHDL Technology Group) and William D. Billowitch to Intrinsix Corp.

 10.15** Instrument of Assumption of Liabilities dated May 18, 1998 by
         Intrinsix Canada Co. in favor of Prism Acoustics, Inc. (d/b/a The VHDL
         Technology Group)

 10.16** Trademark Assignment by Prism Acoustics, Inc. (d/b/a The VHDL
         Technology Group) to Intrinsix Corp.

 10.17** Bill of Sale dated December 29, 1999 by Telexis Corporation to
         Intrinsix Canada Co.

 10.18** Instrument of Assumption of Liabilities dated December 29, 1999 by
         Intrinsix Canada Co. in favor of Telexis Corporation

 Exhibit
   No.                               Description
 -------                             -----------
 10.19** License dated December 29, 1999 between Telexis Corporation and
         Intrinsix Canada Co.

 10.20** Agreement dated October 1, 1994 by and between Gintaras Subatis and
         Intrinsix Corporation

 10.21** Promissory Note dated October 1, 1994 of Intrinsix Corp. payable to
         Gintaras Subatis

 10.22** Security Agreement dated November 22, 1994 in favor of Gintaras
         Subatis

 10.23** Seva Technologies, Inc. 1997 Stock Plan

 21.1**  Subsidiaries of Intrinsix Corp.

 23.1*   Consent of Hale and Dorr LLP (contained in Exhibit 5.1)

 23.2    Consent of Deloitte & Touche LLP - Intrinsix Corp.

 23.3    Consent of Deloitte & Touche LLP - Design Division of Telexis
         Corporation

 27.1**  Financial Data Schedule

--------

* To be filed by amendment.

** Previously filed.